Exhibit 99.1

Assured Guaranty Municipal Corp.

Consolidated Financial Statements

(Unaudited)

June 30, 2015

ASSURED GUARANTY MUNICIPAL CORP.

Assured Guaranty Municipal Corp.
Consolidated Balance Sheets (unaudited)
(dollars in millions except per share and share amounts)

	As of June 30, 2015	As of December 31, 2014
Assets
Investment portfolio:
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $5,770 and $5,920)	$5,978	$6,212
Short-term investments, at fair value	364	377
Other invested assets (includes Surplus Note from affiliate of $300 and $300)	394	406
Total investment portfolio	6,736	6,995
Cash	26	23
Premiums receivable	416	450
Ceded unearned premium reserve	900	958
Reinsurance recoverable on unpaid losses	169	133
Salvage and subrogation recoverable	118	130
Credit derivative assets	89	79
Deferred tax asset, net	160	161
Financial guaranty variable interest entities’ assets, at fair value	910	823
Other assets	149	154
Total assets	$9,673	$9,906
Liabilities and shareholder's equity
Unearned premium reserve	$3,168	$3,425
Loss and loss adjustment expense reserve	485	404
Reinsurance balances payable, net	122	158
Notes payable	16	19
Credit derivative liabilities	288	287
Current income tax payable	50	57
Financial guaranty variable interest entities’ liabilities with recourse, at fair value	811	830
Financial guaranty variable interest entities’ liabilities without recourse, at fair value	128	114
Other liabilities	302	322
Total liabilities	5,370	5,616
Commitments and contingencies (See Note 14)
Preferred stock ($1,000 par value, 5,000.1 shares authorized; 0 shares issued and outstanding)	—	—
Common stock ($45,455 par value, 330 shares authorized; issued and outstanding)	15	15
Additional paid-in capital	975	1,000
Retained earnings	2,840	2,752
Accumulated other comprehensive income, net of tax of $69 and $107	117	184
Total shareholder's equity attributable to Assured Guaranty Municipal Corp.	3,947	3,951
Noncontrolling interest	356	339
Total shareholder's equity	4,303	4,290
Total liabilities and shareholder's equity	$9,673	$9,906

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Operations (unaudited)
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues
Net earned premiums	$107	$93	$202	$179
Net investment income	62	61	129	130
Net realized investment gains (losses):
Other-than-temporary impairment losses	(9)	(27)	(10)	(27)
Less: portion of other-than-temporary impairment loss recognized in other comprehensive income	1	(16)	2	(12)
Net impairment loss	(10)	(11)	(12)	(15)
Other net realized investment gains (losses)	6	3	8	10
Net realized investment gains (losses)	(4)	(8)	(4)	(5)
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	5	10	22	18
Net unrealized gains (losses)	7	44	9	11
Net change in fair value of credit derivatives	12	54	31	29
Fair value gains (losses) on committed capital securities	10	(2)	12	(6)
Fair value gains (losses) on financial guaranty variable interest entities	7	25	(4)	171
Other income (loss)	49	8	37	24
Total revenues	243	231	403	522
Expenses
Loss and loss adjustment expenses	54	28	64	32
Amortization of deferred ceding commissions	(4)	(3)	(7)	(5)
Interest expense	0	0	0	1
Other operating expenses	23	27	50	57
Total expenses	73	52	107	85
Income (loss) before income taxes	170	179	296	437
Provision (benefit) for income taxes
Current	38	27	44	47
Deferred	11	26	38	86
Total provision (benefit) for income taxes	49	53	82	133
Net income (loss)	121	126	214	304
Less: Noncontrolling interest	11	7	20	15
Net income (loss) attributable to Assured Guaranty Municipal Corp.	$110	$119	$194	$289

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Comprehensive Income (unaudited)
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Net income (loss)	$121	$126	$214	$304
Unrealized holding gains (losses) arising during the period on:
Investments with no other-than-temporary impairment, net of tax provision (benefit) of $(35), $21, $(37) and $49	(63)	43	(68)	95
Investments with other-than-temporary impairment, net of tax provision (benefit) of $(3), $(8), $(2) and $(5)	(7)	(15)	(5)	(11)
Unrealized holding gains (losses) arising during the period, net of tax	(70)	28	(73)	84
Less: reclassification adjustment for gains (losses) included in net income (loss), net of tax provision (benefit) of $(1), $(4), $(1) and $(4)	(3)	(6)	(3)	(7)
Other comprehensive income (loss)	(67)	34	(70)	91
Comprehensive income (loss)	54	160	144	395
Less: Comprehensive income (loss) attributable to noncontrolling interest	7	15	17	30
Comprehensive income (loss) of Assured Guaranty Municipal Corp.	$47	$145	$127	$365

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Shareholder’s Equity (unaudited)
For the Six Months Ended June 30, 2015
(dollars in millions, except share data)

	Common Shares Outstanding	Common Stock Par Value	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder's Equity Attributable to Assured Guaranty Municipal Corp.	Noncontrolling Interest	Total Shareholder's Equity
Balance at December 31, 2014	330	15	1,000	2,752	184	3,951	339	4,290
Net income	—	—	—	194	—	194	20	214
Dividends	—	—	—	(106)	—	(106)	—	(106)
Other comprehensive income (loss)	—	—	—	—	(67)	(67)	(3)	(70)
Return of capital: repayment of Surplus Notes	—	—	(25)	—	—	(25)	—	(25)
Balance at June 30, 2015	330	$15	$975	$2,840	$117	$3,947	$356	$4,303

For the Six Months Ended June 30, 2014
(dollars in millions, except share data)

	Common Shares Outstanding	Common Stock Par Value	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder's Equity Attributable to Assured Guaranty Municipal Corp.	Noncontrolling Interest	Total Shareholder's Equity
Balance at December 31, 2013	330	$15	$1,051	$2,400	$86	$3,552	$289	$3,841
Net income	—	—	—	289	—	289	15	304
Dividends	—	—	—	(45)	—	(45)	—	(45)
Other comprehensive income (loss)	—	—	—	—	76	76	15	91
Return of capital: repayment of Surplus Notes	—	—	(25)	—	—	(25)	—	(25)
Balance at June 30, 2014	330	$15	$1,026	$2,644	$162	$3,847	$319	$4,166

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Cash Flows (unaudited)
(in millions)

	Six Months Ended June 30,
	2015	2014
Net cash flows provided by (used in) operating activities	$97	$155
Investing activities
Fixed-maturity securities:
Purchases	(505)	(583)
Sales	329	93
Maturities	212	196
Net sales (purchases) of short-term investments	12	203
Net proceeds from paydowns on financial guaranty variable interest entities’ assets	54	302
Other	3	12
Net cash flows provided by (used in) investing activities	105	223
Financing activities
Dividends paid	(106)	(45)
Repayment of notes payable	(2)	(7)
Net paydowns of financial guaranty variable interest entities' liabilities	(66)	(297)
Repayment of Surplus Notes	(25)	(25)
Net cash flows provided by (used in) financing activities	(199)	(374)
Effect of foreign exchange rate changes	0	1
Increase (decrease) in cash	3	5
Cash at beginning of period	23	53
Cash at end of period	$26	$58
Supplemental cash flow information
Cash paid (received) during the period for:
Income taxes	$50	$64
Interest	$0	$1

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements (unaudited)
June 30, 2015

1.    Business and Basis of Presentation

Business

Assured Guaranty Municipal Corp. (“AGM,” or together with its direct and indirect subsidiaries, the “Company”), a New York domiciled insurance company, is a wholly owned subsidiary of Assured Guaranty Municipal Holdings Inc. (“AGMH”). AGMH is an indirect and wholly owned subsidiary of Assured Guaranty Ltd. (“AGL” and, together with its subsidiaries, “Assured Guaranty”). AGL is a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (“U.S.”) and international public finance (including infrastructure) and structured finance markets. AGM formerly was known as Financial Security Assurance Inc.

The Company applies its credit underwriting judgment, risk management skills and capital markets experience to offer financial guaranty insurance that protects holders of debt instruments and other monetary obligations from defaults in scheduled payments. If an obligor defaults on a scheduled payment due on an obligation, including a scheduled principal or interest payment (“Debt Service”), the Company is required under its unconditional and irrevocable financial guaranty to pay the amount of the shortfall to the holder of the obligation. Obligations insured by the Company include bonds issued by U.S. state or municipal governmental authorities and notes issued to finance international infrastructure projects. AGM had previously offered insurance and reinsurance in the global structured finance market, but has not done so since mid-2008. AGM and its indirect subsidiary Municipal Assurance Corp. ("MAC") markets its financial guaranty insurance directly to issuers and underwriters of public finance bonds as well as to investors in such obligations. The Company guarantees obligations issued principally in the U.S. and the United Kingdom ("U.K."), and also guarantees obligations issued in other countries and regions, including Australia and Western Europe. While AGM has ceased insuring new originations of asset-backed securities, a significant portfolio of such obligations remains outstanding. AGM's wholly owned subsidiary Assured Guaranty (Europe) Ltd. (“AGE”) provides financial guarantees in the international public finance market and intends to provide such guarantees in the international structured finance market, subject to regulatory approval.

In the past, the Company sold credit protection by issuing policies that guaranteed payment obligations under credit derivatives, primarily credit default swaps (“CDS”). Financial guaranty contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the Company’s obligation to make loss payments are similar to those for financial guaranty insurance contracts. The Company’s credit derivative transactions are governed by International Swaps and Derivative Association, Inc. (“ISDA”) documentation. The Company has not entered into any new CDS in order to sell credit protection since 2008. Regulatory guidelines issued in 2009 limiting the terms under which such protection could be sold as well as the capital and margin requirements applicable under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) contributed to the Company not entering into new CDS. The Company actively pursues opportunities to terminate existing CDS, which have the effect of reducing future fair value volatility in income and/or reducing rating agency capital charges.

Basis of Presentation

The unaudited interim consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and, in the opinion of management, reflect all adjustments that are of a normal recurring nature, necessary for a fair statement of the financial condition, results of operations and cash flows of the Company and its consolidated financial guaranty variable interest entities (“FG VIEs”) for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These unaudited interim consolidated financial statements are as of June 30, 2015 and cover the three-month period ended June 30, 2015 ("Second Quarter 2015"), the three-month period ended June 30, 2014 ("Second Quarter 2014"), six-month period ended June 30, 2015 ("Six Months 2015") and the six-month period ended June 30, 2014 ("Six Months 2014"). Certain financial information that is normally included in annual financial statements prepared in accordance with GAAP, but is not required for interim reporting purposes, has been condensed or omitted. The year-end balance sheet data was derived from audited financial statements.

The unaudited interim consolidated financial statements include the accounts of AGM, its direct and indirect subsidiaries (collectively, the “Subsidiaries”), and its consolidated FG VIEs. Intercompany accounts and transactions between and among all consolidated entities have been eliminated.

These unaudited interim consolidated financial statements should be read in conjunction with the annual consolidated financial statements of AGM included in Exhibit 99.1 in AGL's Form 8-K dated March 30, 2015, filed with the U.S. Securities and Exchange Commission (the “SEC”).

AGM's direct and indirect subsidiaries are as follows:

•AGE, organized in the United Kingdom ("U.K.") and 100% owned by AGM;

•	Municipal Assurance Holdings Inc. (“MAC Holdings”), incorporated in Delaware and 60.7% owned by AGM and 39.3% owned by AGM's affiliate, Assured Guaranty Corp. ("AGC"); and

•	MAC, domiciled in New York and 100% owned by MAC Holdings.

Future Application of Accounting Standards

Consolidation

In February 2015, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis, which is intended to improve certain areas of consolidation guidance for legal entities such as limited partnerships, limited liability companies, and securitization structures. The ASU will be effective on January 1, 2016. Early adoption is permitted, including adoption in an interim period. The Company does not expect that ASU 2015-02 will have any material effect on its Consolidated Financial Statements.

Investments

In May 2015, the FASB issued ASU No. 2015-07, Fair Value Measurement (Topic 820): Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share, which removes the requirement to make certain disclosures and categorize within the fair value hierarchy, certain investments for which fair value is measured using the net asset value per share. The ASU will be effective on January 1, 2016 and should be applied retrospectively to all periods presented; earlier adoption is permitted. The Company has investments with a fair value of $74 million and $76 million, as of June 30, 2015 and December 31, 2014, respectively, that are carried at fair value using the net asset value per share subject to this ASU.

2.    Rating Actions

Rating Actions

When a rating agency assigns a public rating to a financial obligation guaranteed by AGM, AGE or MAC, it generally awards that obligation the same rating it has assigned to the financial strength of those insurance companies. Investors in products insured by AGM or MAC or guaranteed by AGE frequently rely on ratings published by the rating agencies because such ratings influence the trading value of securities and form the basis for many institutions’ investment guidelines as well as individuals’ bond purchase decisions. Therefore, the Company manages its business with the goal of achieving strong financial strength ratings. However, the methodologies and models used by rating agencies differ, presenting conflicting goals that may make it inefficient or impractical to reach the highest rating level. The methodologies and models are not fully transparent, contain subjective elements and data (such as assumptions about future market demand for the Company’s products) and change frequently. Ratings are subject to continuous review and revision or withdrawal at any time. If the financial strength ratings of one (or more) of AGM, AGE or MAC were reduced below current levels, the Company expects it could have adverse effects on the impacted insurance company's future business opportunities as well as the premiums the impacted company could charge for its insurance policies.

In the last several years, Standard & Poor's Ratings Services ("S&P") and Moody’s Investors Service, Inc. ("Moody's") have changed, multiple times, their financial strength ratings of AGM and AGE, or changed the outlook on such ratings. More recently, Kroll Bond Rating Agency ("KBRA") has assigned financial strength ratings to MAC and AGM. The rating agencies' most recent actions and proposals related to AGM and its subsidiaries are:

•
On March 18, 2014, S&P upgraded the financial strength ratings of AGM, AGE and MAC to AA (stable outlook) from AA- (stable outlook); it most recently affirmed such ratings in a credit analysis issued on June 29, 2015.

•
On July 2, 2014, Moody's affirmed AGM's and AGE's A2 (stable outlook) financial strength ratings. Moody's adopted changes to its credit methodology for financial guaranty insurance companies on January 20, 2015 and, on February 18, 2015, Moody's published a credit opinion maintaining its existing ratings of AGM and AGE under that new methodology. In a summary opinion published on June 4, 2015, Moody’s noted that, despite adverse developments in Puerto Rico, Moody’s believed that its current ratings on the financial guarantors remained well positioned.

•
On June 22, 2013, KBRA assigned a financial strength rating of AA+ (stable outlook) to MAC, and affirmed that rating on August 3, 2015. On November 13, 2014, KBRA assigned a financial strength rating of AA+ (stable outlook) to AGM. On June 29, 2015 KBRA released a comment reviewing the approach it had taken to Puerto Rico exposures in its stress loss analysis of AGM, noting that its financial model showed AGM’s claims paying resources were sufficient to meet all requirements by a comfortable margin.

There can be no assurance that any of the rating agencies will not take negative action on the financial strength ratings of AGM or its insurance subsidiaries in the future.

For a discussion of the effects of rating actions on the Company, see the following:

•	Note 6, Financial Guaranty Insurance Losses

•	Note 8, Financial Guaranty Contracts Accounted for as Credit Derivatives

•	Note 13, Reinsurance and Other Monoline Exposures

•	Note 15, Notes Payable and Credit Facilities (regarding the impact on AGM's insured leveraged lease transactions)

3.    Outstanding Exposure

The Company’s financial guaranty contracts are written in either insurance or credit derivative form, but collectively are considered financial guaranty contracts. The Company seeks to limit its exposure to losses by underwriting obligations that are investment grade at inception, or in the case of restructurings of troubled credits, the Company may underwrite new issuances that one or more of the rating agencies may rate below-investment-grade ("BIG") as part of its loss mitigation strategy. The Company diversifies its insured portfolio across asset classes and, in the structured finance portfolio, requires rigorous subordination or collateralization requirements. Reinsurance is utilized in order to reduce net exposure to certain insured transactions.

The Company has issued financial guaranty insurance policies on public finance obligations and, prior to mid-2008, structured finance obligations. Public finance obligations insured by the Company consist primarily of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, health care facilities and government office buildings.

Structured finance obligations insured by the Company are generally issued by special purpose entities, including variable interest entities ("VIEs"), and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations. Some of these VIEs are consolidated as described in Note 9, Consolidated Variable Interest Entities. Unless otherwise specified, the outstanding par and Debt Service amounts presented in this note include outstanding exposures on VIEs whether or not they are consolidated. While AGM has ceased writing new originations of asset-backed securities, a significant portfolio of such obligations remains outstanding and AGE may, subject to regulatory approval, provide guarantees on structured finance obligations outside the U.S.

Debt Service and par outstanding exposures presented in these financial statements are presented on a consolidated basis. That is, amounts presented include 100% of the exposures of AGM, AGE and MAC, despite the fact that AGM indirectly owns only 60.7% of MAC.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies, except that the Company's internal credit ratings focus on future performance, rather than lifetime performance.

The Company monitors its investment grade credits to determine whether any need to be internally downgraded to BIG and refreshes its internal credit ratings on individual credits in quarterly, semi-annual or annual cycles based on the Company’s view of the credit’s quality, loss potential, volatility and sector. Ratings on credits in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter. The Company models the performance of many of its structured finance transactions as part of its periodic internal credit rating review of them.

Credits identified as BIG are subjected to further review to determine the probability of a loss. See Note 5, Expected Loss to be Paid for additional information. Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a future loss is expected and whether a claim has been paid. For surveillance purposes, the Company calculates present value using a constant discount rate of 5%. (A risk-free rate is used for calculating the expected loss for financial statement measurement purposes.)

More extensive monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. The Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will pay more claims in the future of that transaction than it will have reimbursed. The three BIG categories are:

•	BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•
BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims which is a claim that the Company expects to be reimbursed within one year) have yet been paid.

•	BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Components of Outstanding Exposure

Unless otherwise noted, ratings disclosed herein on the Company's insured portfolio reflect its internal ratings. The Company classifies those portions of risks benefiting from reimbursement obligations collateralized by eligible assets held in trust in acceptable reimbursement structures as the higher of 'AA' or their current internal rating.

The Company purchases securities that it has insured, and for which it has expected losses to be paid, in order to mitigate the economic effect of insured losses ("loss mitigation securities"). The Company excludes amounts attributable to loss mitigation securities (unless otherwise indicated) from par and Debt Service outstanding, because it manages such securities as investments and not insurance exposure.

Financial Guaranty
Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding(1)
	June 30, 2015	December 31, 2014	June 30, 2015	December 31, 2014
	(in millions)
Public finance	$445,439	$473,492	$325,447	$348,905
Structured finance	27,541	33,196	24,446	29,756
Total financial guaranty	$472,980	$506,688	$349,893	$378,661
_____________________

(1)
Includes $117.8 billion and $132.0 billion of net debt service outstanding, as of June 30, 2015 and December 31, 2014, respectively, from MAC, which represents 100% of MAC's net debt service outstanding. However, AGM's indirect ownership of MAC is only 60.7%.

Financial Guaranty Portfolio by Internal Rating
As of June 30, 2015

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$2,599	1.3%	$543	2.7%	$10,294	58.0%	$2,299	68.9%	$15,735	6.7%
AA	54,799	28.2	343	1.7	4,248	23.9	221	6.6	59,611	25.3
A	107,820	55.5	5,606	28.3	39	0.2	123	3.7	113,588	48.3
BBB	25,431	13.1	12,403	62.3	188	1.2	209	6.3	38,231	16.3
BIG	3,635	1.9	1,004	5.0	2,968	16.7	485	14.5	8,092	3.4
Total net par outstanding (1) (2)	$194,284	100.0%	$19,899	100.0%	$17,737	100.0%	$3,337	100.0%	$235,257	100.0%
_____________________

(1)	Excludes $641 million of loss mitigation securities insured and held by the Company as of June 30, 2015, which are primarily in the BIG category.

(2)	Includes $82.5 billion of net par outstanding as of June 30, 2015, from MAC, which represents 100% of MAC's net par outstanding. However, AGM's indirect ownership of MAC is only 60.7%.

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2014

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$3,254	1.6%	$541	2.7%	$13,185	61.3%	$3,311	73.1%	$20,291	8.0%
AA	62,175	30.1	348	1.7	4,883	22.7	312	6.9	67,718	26.8
A	112,119	54.3	5,488	27.1	45	0.2	175	3.9	117,827	46.6
BBB	25,604	12.4	12,891	63.5	266	1.2	226	5.0	38,987	15.5
BIG	3,274	1.6	1,024	5.0	3,130	14.6	501	11.1	7,929	3.1
Total net par outstanding (1) (2)	$206,426	100.0%	$20,292	100.0%	$21,509	100.0%	$4,525	100.0%	$252,752	100.0%
_____________________

(1)	Excludes $675 million of loss mitigation securities insured and held by the Company as of December 31, 2014, which are primarily in the BIG category.

(2)	Includes $90.6 billion of net par outstanding as of December 31, 2014, from MAC, which represents 100% of MAC's net par outstanding. However, AGM's indirect ownership of MAC is only 60.7%.

In addition to amounts shown in the tables above, AGM had outstanding commitments to provide guaranties of $1.1 billion for public finance obligations as of June 30, 2015. The expiration dates for the public finance commitments ranged between July 1, 2015 and August 31, 2015. The commitments are contingent on the satisfaction of all conditions set forth in them and may expire unused or be canceled at the counterparty’s request. Therefore, the total commitment amount does not necessarily reflect actual future guaranteed amounts.

Components of BIG Portfolio
Components of BIG Net Par Outstanding
(Insurance and Credit Derivative Form)
As of June 30, 2015

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
	(in millions)
U.S. public finance	$2,865	$708	$62	$3,635	$194,284
Non-U.S. public finance	666	338	—	1,004	19,899
Structured finance:
First lien U.S. residential mortgage-backed securities ("RMBS"):
Prime first lien	—	18	—	18	53
Alt-A first lien	27	31	552	610	772
Option ARM	4	—	48	52	131
Subprime	46	396	608	1,050	2,363
Second lien U.S. RMBS:
Closed-end second lien	—	19	59	78	171
Home equity lines of credit ("HELOCs")	681	—	315	996	1,101
Total U.S. RMBS	758	464	1,582	2,804	4,591
Other structured finance	549	58	42	649	16,483
Total	$4,838	$1,568	$1,686	$8,092	$235,257

Components of BIG Net Par Outstanding
(Insurance and Credit Derivative Form)
As of December 31, 2014

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
	(in millions)
U.S. public finance	$2,748	$464	$62	$3,274	$206,426
Non-U.S. public finance	1,024	—	—	1,024	20,292
Structured finance:
First lien U.S. RMBS:
Prime first lien	—	—	—	—	57
Alt-A first lien	27	98	523	648	819
Option ARM	4	—	56	60	175
Subprime	46	483	573	1,102	2,487
Second lien U.S. RMBS:
Closed-end second lien	—	19	61	80	181
HELOCs	636	—	434	1,070	1,248
Total U.S. RMBS	713	600	1,647	2,960	4,967
Other structured finance	565	62	44	671	21,067
Total	$5,050	$1,126	$1,753	$7,929	$252,752

BIG Net Par Outstanding
and Number of Risks
As of June 30, 2015

	Net Par Outstanding			Number of Risks(2)
Description	Financial Guaranty Insurance(1)	Credit Derivative	Total	Financial Guaranty Insurance(1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$4,732	$106	$4,838	71	2	73
Category 2	1,568	—	1,568	14	—	14
Category 3	1,669	17	1,686	40	2	42
Total BIG	$7,969	$123	$8,092	125	4	129

BIG Net Par Outstanding
and Number of Risks
As of December 31, 2014

	Net Par Outstanding			Number of Risks(2)
Description	Financial Guaranty Insurance(1)	Credit Derivative	Total	Financial Guaranty Insurance(1)	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$4,940	$110	$5,050	71	2	73
Category 2	1,126	—	1,126	14	—	14
Category 3	1,734	19	1,753	38	2	40
Total BIG	$7,800	$129	$7,929	123	4	127
____________________

(1)	Includes net par outstanding for FG VIEs.

(2)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments.

Exposure to Puerto Rico

The Company insures general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $2.3 billion net par as of June 30, 2015, $2.2 billion is rated BIG. In Second Quarter 2015, the Company's Puerto Rico exposures increased due to a commutation of previously ceded Puerto Rico exposures.

Puerto Rico has experienced significant general fund budget deficits in recent years. These deficits have been covered primarily with the net proceeds of bond issuances, interim financings provided by Government Development Bank for Puerto Rico (“GDB”) and, in some cases, one-time revenue measures or expense adjustment measures. In addition to high debt levels, Puerto Rico faces a challenging economic environment.

In June 2014, the Puerto Rico legislature passed the Puerto Rico Public Corporation Debt Enforcement and Recovery Act (the "Recovery Act") in order to provide a legislative framework for certain public corporations experiencing severe financial stress to restructure their debt, including Puerto Rico Highway and Transportation Authority ("PRHTA") and Puerto Rico Electric Power Authority ("PREPA"). Subsequently, the Commonwealth stated PREPA might need to seek relief under the Recovery Act due to liquidity constraints. Investors in bonds issued by PREPA filed suit in the United States District Court for the District of Puerto Rico challenging the Recovery Act. On February 6, 2015, the U.S. District Court for the District of Puerto Rico ruled the Recovery Act is preempted by the U.S. Bankruptcy Code and is therefore void; on July 6, 2015, the U.S. Court of Appeals for the First Circuit upheld that ruling. In addition, the Commonwealth's Resident Commissioner has introduced a bill to the U.S. Congress that, if passed, would enable the Commonwealth to authorize one or more of its public corporations to restructure their debts under chapter 9 of the U.S. Bankruptcy Code if they were to become insolvent. The passage of the Recovery Act, its subsequent invalidation, and the introduction of legislation that would enable the Commonwealth to authorize chapter 9 protection for its public corporations have resulted in uncertainty among investors about the rights of creditors of the Commonwealth and its related authorities and public corporations.

On June 28, 2015, Governor García Padilla of Puerto Rico publicly stated that the Commonwealth’s public debt, considering the current level of activity, is unpayable and that a comprehensive debt restructuring may be necessary. On June 29, 2015 a report commissioned by the Commonwealth and authored by former World Bank Chief Economist and former Deputy Director of the International Monetary Fund Dr. Anne Krueger and economists Dr. Ranjit Teja and Dr. Andrew Wolfe and calling for debt restructuring of all Puerto Rico bonds was released ("Krueger Report"). The Governor recently formed a task force to prepare a five-year stability plan and start broad debt negotiation discussions.

Puerto Rico Public Finance Corporation (“PFC”), a subsidiary of the GDB, failed to make most of an approximately $58 million debt service payment on August 3, 2015 and to make an approximately $4 million interest payment on September 1, 2015 because the Commonwealth’s legislature did not appropriate funds for payment.  The Company does not insure any obligations of the PFC. Also on August 3, 2015, the Commonwealth announced that it had temporarily suspended its monthly deposits to the general obligation redemption fund.

S&P, Moody’s and Fitch Ratings have lowered the credit rating of the Commonwealth’s bonds and on certain of its public corporations several times over the past approximately two years, and the Commonwealth has disclosed its liquidity has been adversely affected by rating agency downgrades and by the limited market access for its debt, and also noted it has relied on short-term financings and interim loans from the GDB and other private lenders, which reliance has constrained its liquidity and increased its near-term refinancing risk.

PREPA

As of June 30, 2015, the Company insured $488 million net par of PREPA obligations, which was reduced to $431 million by a payment made on July 1, 2015. In August 2014, PREPA entered into forbearance agreements (“Forbearance Agreements”) with the GDB, its bank lenders, and bondholders and financial guaranty insurers (including AGM and AGC) that hold or guarantee more than 60% of PREPA's outstanding bonds, in order to address its near-term liquidity issues. Creditors, including AGM and AGC, agreed not to exercise available rights and remedies until March 31, 2015, and the bank lenders agreed to extend the maturity of two revolving lines of credit to the same date. PREPA agreed it would continue to make principal and interest payments on its outstanding bonds, and interest payments on its lines of credit. It also agreed it would develop a five year business plan and a recovery program in respect of its operations; a preliminary business plan was released in December 2014. Subsequently, the parties extended these forbearance agreements several times.

On July 1, 2015, PREPA made full payment of the $416 million of principal and interest due on its bonds, including bonds insured by AGM and AGC. However, that payment was conditioned on and facilitated by AGM and AGC agreeing, also on July 1, to purchase a portion of $131 million of interest-bearing bonds to help replenish certain of the operating funds PREPA used to make the $416 million of principal and interest payments. On July 31, 2015, AGM purchased $74 million aggregate principal amount of those bonds.

On September 2, 2015 PREPA announced that on September 1, 2015 it and an ad hoc group of uninsured bondholders (the “Ad Hoc Group”) had reached an agreement on certain economic terms of a recovery plan, subject to certain terms and conditions. Neither AGM nor AGC are parties to that agreement. PREPA also announced on September 2, 2015 that on September 1, 2015 it, the Ad Hoc Group and certain other creditors (including AGM and AGC) extended the Forbearance Agreements through September 18, 2015 but that National Public Finance Guarantee Corporation, a party to the original Forbearance Agreements, had not agreed to the extension.

PREPA and its creditors (including AGM and AGC) continue to negotiate the terms of a potential consensual recovery plan. Since the expiration of relevant confidentiality agreements on July 22, 2015, several competing proposals have been made public. There can be no assurance that the negotiations will result in agreement on an actual consensual recovery plan. PREPA, during the pendency of the forbearance agreements, has suspended deposits into its debt service fund.

PRHTA

As of June 30, 2015, the Company insured $303 million net par of PRHTA (Transportation revenue) bonds and $221 million net par of PRHTA (Highway revenue) bonds. In March 2015, legislation was passed in the Commonwealth that, among other things, provided for an increase in oil taxes that would benefit PRHTA, the transfer out of PRHTA of certain deficit-

producing transit facilities, and a statutory lien on revenues at PRHTA, subject to certain conditions, including the issuance of at least $1.0 billion of bonds by the Puerto Rico Infrastructure Finance Authority ("PRIFA"). That legislative package would have supported proposals involving the GDB and PRIFA that contemplated PRIFA issuing up to $2.95 billion of bonds and a series of potential actions that would have, among other things, strengthened PRHTA. However, the Governor’s statement in late June 2015 that a comprehensive debt restructuring may be necessary has created uncertainty around this effort, and published reports suggest that there may not be a market for the debt issuance by PRIFA that was contemplated as part of a series of actions that would have strengthened PRHTA. In addition, because certain revenues supporting PRHTA are subject to a prior constitutional claim of the Commonwealth, the increased financial difficulties of the Commonwealth itself has increased the uncertainty regarding the full and timely receipt by PRHTA of such revenues.

The following tables show the Company’s exposure to general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations.

Puerto Rico
Gross Par and Gross Debt Service Outstanding

	Gross Par Outstanding		Gross Debt Service Outstanding
	June 30, 2015	December 31, 2014	June 30, 2015	December 31, 2014
	(in millions)
Previously Subject to the Voided Recovery Act (1)	$1,844	$1,844	$2,822	$2,868
Not Previously Subject to the Voided Recovery Act	2,204	2,204	3,653	3,711
Total	$4,048	$4,048	$6,475	$6,579
 ____________________

(1)
On February 6, 2015, the U.S. District Court for the District of Puerto Rico ruled that the Recovery Act is preempted by the Federal Bankruptcy Code and is therefore void, and on July 6, 2015, the U.S. Court of Appeals for the First Circuit upheld that ruling.

Puerto Rico
Net Par Outstanding

	As of June 30, 2015		As of December 31, 2014
	Total (2)(3)	Internal Rating	Total	Internal Rating
	(in millions)
Exposures Previously Subject to the Voided Recovery Act:
PRHTA (Transportation revenue) ("Primary policies")	$223	CCC-	$223	BB-
PRHTA (Transportation revenue) ("Second-to-pay policies") (1)	80	AA	80	AA
Total	303	B	303	BB+
PREPA	488	CC	464	B-
PRHTA (Highway revenue)	221	CCC	197	BB
Total	1,012		964

Exposures Not Previously Subject to the Voided Recovery Act:
Commonwealth of Puerto Rico - General Obligation Bonds	754	CCC	749	BB
Puerto Rico Sales Tax Financing Corporation	261	CCC+	261	BBB
Puerto Rico Municipal Finance Agency	237	CCC-	223	BB-
Puerto Rico Public Buildings Authority	18	CCC+	18	BB+
Total	1,270		1,251
Total net exposure to Puerto Rico	$2,282		$2,215
__________________

(1)	Represents exposure as to which AGM guarantees payment of principal and interest when due in the event that both the obligor and the AGM affiliate that issued a primary insurance policy fail to pay.

(2)	In Second Quarter 2015, the Company's Puerto Rico exposures increased due to a commutation of previously ceded Puerto Rico exposures.

(3)	In July 2015, various Puerto Rico issuers made payment on $111 million of par scheduled to be paid; of that amount, $57 million and $17 million of par was paid by PREPA and PRHTA, respectively.

The following table shows the scheduled amortization of the insured general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations rated BIG by the Company. The Company guarantees payments of interest and principal when those amounts are scheduled to be paid and cannot be required to pay on an accelerated basis. In the event that obligors default on their obligations, the Company would only be required to pay the shortfall between the principal and interest due in any given period and the amount paid by the obligors.

Amortization Schedule of Puerto Rico BIG Net Par Outstanding
and Net Debt Service Outstanding
As of June 30, 2015

	Scheduled BIG Net Par Amortization			Scheduled BIG Net Debt Service Amortization
	Previously Subject to the Voided Recovery Act	Not Previously Subject to the Voided Recovery Act	Total	Previously Subject to the Voided Recovery Act	Not Previously Subject to the Voided Recovery Act	Total
	(in millions)
2015 (July 1 - September 30)	$74	$69	$143	$96	$101	$197
2015 (October 1 - December 31)	—	—	—	1	—	1
2016	36	74	110	78	138	216
2017	29	74	103	70	134	204
2018	23	40	63	61	96	157
2019	33	58	91	72	111	183
2020	47	51	98	83	101	184
2021	35	13	48	68	60	128
2022	31	25	56	62	72	134
2023	73	12	85	104	56	160
2024	58	45	103	85	90	175
2025 - 2029	244	148	392	342	339	681
2030 - 2034	192	255	447	235	409	644
2035 - 2039	57	153	210	60	234	294
2040 - 2043	—	253	253	—	281	281
Total	$932	$1,270	$2,202	$1,417	$2,222	$3,639

Exposure to the Selected European Countries

Several European countries continue to experience significant economic, fiscal and/or political strains such that the likelihood of default on obligations with a nexus to those countries may be higher than the Company anticipated when such factors did not exist. The European countries where the Company has exposure and believes heightened uncertainties exist are: Hungary, Italy, Portugal and Spain (collectively, the “Selected European Countries”). The Company is closely monitoring its exposures in the Selected European Countries where it believes heightened uncertainties exist. The Company’s direct economic exposure to the Selected European Countries (based on par for financial guaranty contracts and notional amount for financial guaranty contracts accounted for as derivatives) is shown in the following table, net of ceded reinsurance.

Net Direct Economic Exposure to Selected European Countries(1)
As of June 30, 2015

	Hungary	Italy	Portugal	Spain	Total
	(in millions)
Sovereign and sub-sovereign exposure:
Non-infrastructure public finance (2)	$—	$658	$83	$180	$921
Infrastructure finance	225	6	—	117	348
Total sovereign and sub-sovereign exposure	225	664	83	297	1,269
Non-sovereign exposure:
Regulated utilities	—	130	—	—	130
RMBS	165	226	—	—	391
Total non-sovereign exposure	165	356	—	—	521
Total	$390	$1,020	$83	$297	$1,790
Total BIG (See Note 5)	$323	$—	$83	$297	$703
____________________

(1)
While the Company's exposures are shown in U.S. dollars, the obligations the Company insures are in various currencies, primarily Euros. One of the residential mortgage-backed securities included in the table above includes residential mortgages in both Italy and Germany, and only the portion of the transaction equal to the portion of the original mortgage pool in Italian mortgages is shown in the table.

(2)
The exposure shown in the “Non-infrastructure public finance” category is from transactions backed by receivable payments from sub-sovereigns in Italy, Spain and Portugal. Sub-sovereign debt is debt issued by a governmental entity or government backed entity, or supported by such an entity, that is other than direct sovereign debt of the ultimate governing body of the country.

When the Company directly insures an obligation, it assigns the obligation to a geographic location or locations based on its view of the geographic location of the risk.

The Company has excluded from the exposure tables above its indirect economic exposure to the Selected European Countries through policies it provides on pooled corporate transactions. The Company calculates indirect exposure to a country by multiplying the par amount of a transaction insured by the Company times the percent of the relevant collateral pool reported as having a nexus to the country. On that basis, the Company has calculated exposure of $54 million to Selected European Countries in transactions with $2.3 billion of net par outstanding.

4.	Financial Guaranty Insurance Premiums

The portfolio of outstanding exposures discussed in Note 3, Outstanding Exposure, includes financial guaranty contracts that meet the definition of insurance contracts as well as those that meet the definition of a derivative under GAAP. Amounts presented in this note relate only to financial guaranty insurance contracts. See Note 8, Financial Guaranty Contracts Accounted for as Credit Derivatives for amounts that relate to CDS.

Net Earned Premiums

	Second Quarter		Six Months
	2015	2014	2015	2014
	(in millions)
Scheduled net earned premiums	$64	$72	$128	$144
Acceleration of net earned premiums	41	18	70	29
Accretion of discount on net premiums receivable	2	3	4	6
Net earned premiums(1)	$107	$93	$202	$179
____________________

(1)	Excludes $5 million and $4 million for Second Quarter 2015 and 2014, respectively, and $9 million and $21 million for Six Months 2015 and 2014, respectively, related to consolidated FG VIEs.

Components of Unearned Premium Reserve

	As of June 30, 2015			As of December 31, 2014
	Gross	Ceded	Net(1)	Gross	Ceded	Net(1)
	(in millions)
Deferred premium revenue	$3,091	$907	$2,184	$3,331	$966	$2,365
Contra-paid(2)	77	(7)	84	94	(8)	102
Unearned premium reserve	$3,168	$900	$2,268	$3,425	$958	$2,467
____________________

(1)	Excludes $110 million and $114 million of deferred premium revenue, and $37 million and $42 million of contra-paid related to FG VIEs as of June 30, 2015 and December 31, 2014, respectively.

(2)	See Note 6, "Financial Guaranty Insurance Losses - Insurance Contracts' Loss Information" for an explanation of "contra-paid".

Gross Premium Receivable
Roll Forward

	Six Months
	2015	2014
	(in millions)
Beginning of period, December 31	$450	$578
Gross premium written	37	48
Gross premiums received	(63)	(76)
Adjustments:
Changes in the expected term	(4)	(2)
Accretion of discount	7	9
Foreign exchange translation	(7)	9
Consolidation/deconsolidation of FG VIEs	(4)	0
Other adjustments	0	0
End of period, June 30 (1)	$416	$566
____________________

(1)	Excludes $9 million and $7 million as of June 30, 2015 and June 30, 2014, respectively, related to consolidated FG VIEs.

Foreign exchange translation relates to installment premium receivables denominated in currencies other than the U.S. dollar. Approximately 79% and 78% of installment premiums at June 30, 2015 and December 31, 2014, respectively, are denominated in currencies other than the U.S. dollar, primarily the Euro and British Pound Sterling.

The timing and cumulative amount of actual collections may differ from expected collections in the tables below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations and changes in expected lives.

Expected Collections of
Financial Guaranty Gross Premiums Receivable
(Undiscounted)

As of June 30, 2015
(in millions)
2015 (July 1 – September 30)	$15
2015 (October 1 – December 31)	15
2016	45
2017	41
2018	36
2019	34
2020-2024	140
2025-2029	98
2030-2034	71
After 2034	76
Total (1)	$571
____________________

(1)	Excludes expected cash collections on FG VIEs of $11 million.

Scheduled Financial Guaranty Net Earned Premiums

As of June 30, 2015
(in millions)
2015 (July 1 – September 30)	$60
2015 (October 1 – December 31)	57
2016	221
2017	188
2018	167
2019	151
2020-2024	571
2025-2029	355
2030-2034	213
After 2034	201
Net deferred premium revenue(1)	2,184
Future accretion	102
Total future net earned premiums	$2,286
____________________

(1)	Excludes scheduled net earned premiums on consolidated FG VIEs of $110 million.

Selected Information for Financial Guaranty Policies Paid in Installments

	As of June 30, 2015	As of December 31, 2014
	(dollars in millions)
Premiums receivable	$416	$450
Gross deferred premium revenue	1,007	1,097
Weighted-average risk-free rate used to discount premiums	3.7%	3.6%
Weighted-average period of premiums receivable (in years)	10.0	10.1

5.    Expected Loss to be Paid

Loss Estimation Process

The Company’s loss reserve committees estimate expected loss to be paid for all contracts. Surveillance personnel present analyses related to potential losses to the Company’s loss reserve committees for consideration in estimating the expected loss to be paid. Such analyses include the consideration of various scenarios with corresponding probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments and sector-driven loss severity assumptions or judgmental assessments. In the case of its assumed business, the Company may conduct its own analysis as just described or, depending on the Company’s view of the potential size of any loss and the information available to the Company, the Company may use loss estimates provided by ceding insurers. The Company monitors the performance of its transactions with expected losses and each quarter the Company’s loss reserve committees review and refresh their loss projection assumptions and scenarios and the probabilities they assign to those scenarios based on actual developments during the quarter and their view of future performance.

The financial guaranties issued by the Company insure the credit performance of the guaranteed obligations over an extended period of time, in some cases over 30 years, and in most circumstances, the Company has no right to cancel such financial guaranties. As a result, the Company's estimate of ultimate losses on a policy is subject to significant uncertainty over the life of the insured transaction. Credit performance can be adversely affected by economic, fiscal and financial market variability over the long duration of most contracts.

The determination of expected loss to be paid is an inherently subjective process involving numerous estimates, assumptions and judgments by management, using both internal and external data sources with regard to frequency, severity of loss, economic projections, governmental actions, negotiations and other factors that affect credit performance. These estimates, assumptions and judgments, and the factors on which they are based, may change materially over a quarter, and as a result the Company’s loss estimates may change materially over that same period. Changes over a quarter in the Company’s loss estimates for structured finance transactions generally will be influenced by factors impacting the performance of the assets supporting those transactions. For example, changes over a quarter in the Company’s loss estimates for its RMBS transactions may be influenced by such factors as the level and timing of loan defaults experienced; changes in housing prices; results from the Company’s loss mitigation activities; and other variables. Similarly, changes over a quarter in the Company’s loss estimates for municipal obligations supported by specified revenue streams, such as revenue bonds issued by toll road authorities, municipal utilities or airport authorities, generally will be influenced by factors impacting their revenue levels, such as changes in demand; changing demographics; and other economic factors, especially if the obligations do not benefit from financial support from other tax revenues or governmental authorities. On the other hand, changes over a quarter in the Company’s loss estimates for its tax-supported public finance transactions generally will be influenced by factors impacting the public issuer’s ability and willingness to pay, such as changes in the economy and population of the relevant area; changes in the issuer’s ability or willingness to raise taxes, decrease spending or receive federal assistance; new legislation; rating agency downgrades that reduce the issuer’s ability to refinance maturing obligations or issue new debt at a reasonable cost; changes in the priority or amount of pensions and other obligations owed to workers; developments in restructuring or settlement negotiations; and other political and economic factors.

The Company does not use traditional actuarial approaches to determine its estimates of expected losses. Actual losses will ultimately depend on future events or transaction performance and may be influenced by many interrelated factors that are difficult to predict. As a result, the Company's current estimates of probable and estimable losses may be subject to considerable volatility and may not reflect the Company's future ultimate claims paid.

The following tables present a roll forward of the present value of net expected loss to be paid for all contracts, whether accounted for as insurance, credit derivatives or FG VIEs, by sector, after the benefit for net expected recoveries for contractual breaches of representations and warranties ("R&W"). The Company used weighted average risk-free rates for U.S. dollar denominated obligations that ranged from 0.0% to 3.37% as of June 30, 2015 and 0.0% to 2.95% as of December 31, 2014.

Net Expected Loss to be Paid
After Net Expected Recoveries for Breaches of R&W
Roll Forward

	Second Quarter 2015	Six Months 2015
	(in millions)
Net expected loss to be paid, beginning of period	$606	$619
Economic loss development due to:
Accretion of discount	3	7
Changes in discount rates	(17)	(15)
Changes in timing and assumptions	66	66
Total economic loss development	52	58
Paid losses	(10)	(29)
Net expected loss to be paid, end of period	$648	$648

Net Expected Loss to be Paid
After Net Expected Recoveries for Breaches of R&W
Roll Forward by Sector
Second Quarter 2015

	Net Expected Loss to be Paid (Recovered) as of March 31, 2015	Economic Loss Development	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of June 30, 2015 (2)
	(in millions)
Public Finance:
U.S. public finance	$144	$72	$1	$217
Non-U.S. public finance	32	(1)	—	31
Public Finance	176	71	1	248
Structured Finance:
U.S. RMBS:
First lien:
Alt-A first lien	227	(10)	(11)	206
Option ARM	(25)	(1)	1	(25)
Subprime	216	(1)	(8)	207
Total first lien	418	(12)	(18)	388
Second lien:
Closed-end second lien	0	(1)	2	1
HELOCs	(11)	(4)	4	(11)
Total second lien	(11)	(5)	6	(10)
Total U.S. RMBS	407	(17)	(12)	378
Other structured finance	23	(2)	1	22
Structured Finance	430	(19)	(11)	400
Total	$606	$52	$(10)	$648

Net Expected Loss to be Paid,
After Net Expected Recoveries for Breaches of R&W
Roll Forward by Sector
Second Quarter 2014

	Net Expected Loss to be Paid (Recovered) as of March 31, 2014	Economic Loss Development	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of June 30, 2014
	(in millions)
Public Finance:
U.S. public finance	$63	$47	$(8)	$102
Non-U.S. public finance	43	(4)	—	39
Public Finance	106	43	(8)	141
Structured Finance:
U.S. RMBS:
First lien:
Alt-A first lien	183	6	(6)	183
Option ARM	(17)	(14)	2	(29)
Subprime	212	3	41	256
Total first lien	378	(5)	37	410
Second lien:
Closed-end second lien	(13)	(6)	2	(17)
HELOCs	(100)	(23)	15	(108)
Total second lien	(113)	(29)	17	(125)
Total U.S. RMBS	265	(34)	54	285
Other structured finance	27	(2)	—	25
Structured Finance	292	(36)	54	310
Total	$398	$7	$46	$451

Net Expected Loss to be Paid
After Net Expected Recoveries for Breaches of R&W
Roll Forward by Sector
Six Months 2015

	Net Expected Loss to be Paid (Recovered) as of December 31, 2014 (2)	Economic Loss Development	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of June 30, 2015 (2)
	(in millions)
Public Finance:
U.S. public finance	$142	$75	$0	$217
Non-U.S. public finance	34	(3)	—	31
Public Finance	176	72	0	248
Structured Finance:
U.S. RMBS:
First lien:
Alt-A first lien	237	(9)	(22)	206
Option ARM	(19)	(4)	(2)	(25)
Subprime	223	(1)	(15)	207
Total first lien	441	(14)	(39)	388
Second lien:
Closed-end second lien	(2)	0	3	1
HELOCs	(20)	2	7	(11)
Total second lien	(22)	2	10	(10)
Total U.S. RMBS	419	(12)	(29)	378
Other structured finance	24	(2)	0	22
Structured Finance	443	(14)	(29)	400
Total	$619	$58	$(29)	$648

Net Expected Loss to be Paid,
After Net Expected Recoveries for Breaches of R&W
Roll Forward by Sector
Six Months 2014

	Net Expected Loss to be Paid (Recovered) as of December 31, 2013	Economic Loss Development	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of June 30, 2014
	(in millions)
Public Finance:
U.S. public finance	$61	$51	$(10)	$102
Non-U.S. public finance	42	(3)	—	39
Public Finance	103	48	(10)	141
Structured Finance:
U.S. RMBS:
First lien:
Alt-A first lien	183	11	(11)	183
Option ARM	(4)	(25)	—	(29)
Subprime	222	(7)	41	256
Total first lien	401	(21)	30	410
Second lien:
Closed-end second lien	(20)	—	3	(17)
HELOCs	(108)	(20)	20	(108)
Total second lien	(128)	(20)	23	(125)
Total U.S. RMBS	273	(41)	53	285
Other structured finance	27	(2)	—	25
Structured Finance	300	(43)	53	310
Total	$403	$5	$43	$451
____________________

(1)
Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses are typically settled 45 days after the end of the reporting period. Such amounts are recorded in reinsurance recoverable on paid losses included in other assets. The Company paid $1 million and $5 million in loss adjustment expenses ("LAE") for Second Quarter 2015 and 2014, respectively, and $3 million and $8 million in LAE for Six Months 2015 and 2014 , respectively.

(2)	Includes expected LAE to be paid of $3 million as of June 30, 2015 and $4 million as of December 31, 2014.

Net Expected Recoveries from
Breaches of R&W Rollforward
Second Quarter 2015

	Future Net R&W Benefit as of March 31, 2015	R&W Development and Accretion of Discount During Second Quarter 2015	R&W (Recovered) During Second Quarter 2015	Future Net R&W Benefit as of June 30, 2015 (1)
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$17	$1	$(2)	$16
Option ARM	(35)	4	(17)	(48)
Subprime	86	(4)	(3)	79
Total first lien	68	1	(22)	47
Second lien:
Closed-end second lien	74	0	(1)	73
HELOC	—	—	—	—
Total second lien	74	0	(1)	73
Total	$142	$1	$(23)	$120
Net Expected Recoveries from
Breaches of R&W Rollforward
Second Quarter 2014

	Future Net R&W Benefit as of March 31, 2014	R&W Development and Accretion of Discount During Second Quarter 2014	R&W (Recovered) During Second Quarter 2014	Future Net R&W Benefit as of June 30, 2014
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$77	$3	(1)	$79
Option ARM	78	3	(16)	65
Subprime	144	1	(48)	97
Total first lien	299	7	(65)	241
Second lien:
Closed-end second lien	81	1	(2)	80
HELOC	49	8	(8)	49
Total second lien	130	9	(10)	129
Total	$429	$16	$(75)	$370

Net Expected Recoveries from
Breaches of R&W Rollforward
Six Months 2015

	Future Net R&W Benefit as of December 31, 2014	R&W Development and Accretion of Discount During 2015	R&W (Recovered) During 2015	Future Net R&W Benefit as of June 30, 2015 (1)
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$18	$1	$(3)	$16
Option ARM	(11)	(8)	(29)	(48)
Subprime	108	(23)	(6)	79
Total first lien	115	(30)	(38)	47
Second lien:
Closed-end second lien	76	0	(3)	73
HELOC	—	—	—	—
Total second lien	76	0	(3)	73
Total	$191	$(30)	$(41)	$120

Net Expected Recoveries from
Breaches of R&W Rollforward
Six Months 2014

	Future Net R&W Benefit as of December 31, 2013	R&W Development and Accretion of Discount During 2014	R&W (Recovered) During 2014	Future Net R&W Benefit as of June 30, 2014
	(in millions)
U.S. RMBS:
First lien:
Alt-A first lien	$78	$4	(3)	$79
Option ARM	98	8	(41)	65
Subprime	117	28	(48)	97
Total first lien	293	40	(92)	241
Second lien:
Closed-end second lien	82	—	(2)	80
HELOC	45	13	(9)	49
Total second lien	127	13	(11)	129
Total	$420	$53	$(103)	$370
____________________

(1)	See the section "Breaches of Representations and Warranties" below for eligible assets held in trust.

The following tables present the present value of net expected loss to be paid for all contracts by accounting model, by sector and after the benefit for estimated and contractual recoveries for breaches of R&W.

Net Expected Loss to be Paid (Recovered)
By Accounting Model
As of June 30, 2015

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives (2)	Total
	(in millions)
Public Finance:
U.S. public finance	$217	$—	$—	$217
Non-U.S. public finance	31	—	—	31
Public Finance	248	—	—	248
Structured Finance:
U.S. RMBS:
First lien:
Alt-A first lien	190	16	—	206
Option ARM	(25)	—	—	(25)
Subprime	145	62	—	207
Total first lien	310	78	—	388
Second lien:
Closed-end second lien	(27)	24	4	1
HELOCs	(17)	6	—	(11)
Total second lien	(44)	30	4	(10)
Total U.S. RMBS	266	108	4	378
Other structured finance	21	—	1	22
Structured Finance	287	108	5	400
Total	$535	$108	$5	$648

Net Expected Loss to be Paid (Recovered)
By Accounting Model
As of December 31, 2014

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives (2)	Total
	(in millions)
Public Finance:
U.S. public finance	$142	$—	$—	$142
Non-U.S. public finance	34	—	—	34
Public Finance	176	—	—	176
Structured Finance:
U.S. RMBS:
First lien:
Alt-A first lien	220	17	—	237
Option ARM	(19)	—	—	(19)
Subprime	153	70	—	223
Total first lien	354	87	—	441
Second lien:
Closed-end second lien	(31)	25	4	(2)
HELOCs	(27)	7	—	(20)
Total second lien	(58)	32	4	(22)
Total U.S. RMBS	296	119	4	419
Other structured finance	22	—	2	24
Structured Finance	318	119	6	443
Total	$494	$119	$6	$619
___________________

(1)	Refer to Note 9, Consolidated Variable Interest Entities.

(2)    Refer to Note 8, Financial Guaranty Contracts Accounted for as Credit Derivatives.

The following tables present the net economic loss development for all contracts by accounting model, by sector and after the benefit for estimated and contractual recoveries for breaches of R&W.

Net Economic Loss Development (Benefit)
By Accounting Model
Second Quarter 2015

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives(2)	Total
	(in millions)
Public Finance:
U.S. public finance	$72	$—	$—	$72
Non-U.S. public finance	(1)	—	—	(1)
Public Finance	71	—	—	71
Structured Finance:
U.S. RMBS:
First lien:
Alt-A first lien	(9)	(1)	—	(10)
Option ARM	(1)	—	—	(1)
Subprime	—	(1)	—	(1)
Total first lien	(10)	(2)	—	(12)
Second lien:
Closed-end second lien	(1)	(1)	1	(1)
HELOCs	(5)	1	—	(4)
Total second lien	(6)	0	1	(5)
Total U.S. RMBS	(16)	(2)	1	(17)
Other structured finance	(1)	—	(1)	(2)
Structured Finance	(17)	(2)	0	(19)
Total	$54	$(2)	$0	$52

Net Economic Loss Development (Benefit)
By Accounting Model
Second Quarter 2014

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives(2)	Total
	(in millions)
Public Finance:
U.S. public finance	$47	$—	$—	$47
Non-U.S. public finance	(4)	—	—	(4)
Public Finance	43	—	—	43
Structured Finance:
U.S. RMBS:
First lien:
Alt-A first lien	4	2	—	6
Option ARM	(14)	—	—	(14)
Subprime	1	2	—	3
Total first lien	(9)	4	—	(5)
Second lien:
Closed-end second lien	(1)	1	(6)	(6)
HELOCs	(24)	1	—	(23)
Total second lien	(25)	2	(6)	(29)
Total U.S. RMBS	(34)	6	(6)	(34)
Other structured finance	(1)	—	(1)	(2)
Structured Finance	(35)	6	(7)	(36)
Total	$8	$6	$(7)	$7

Net Economic Loss Development (Benefit)
By Accounting Model
Six Months 2015

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives(2)	Total
	(in millions)
Public Finance:
U.S. public finance	$75	$—	$—	$75
Non-U.S. public finance	(3)	—	—	(3)
Public Finance	72	—	—	72
Structured Finance:
U.S. RMBS:
First lien:
Alt-A first lien	(8)	(1)	—	(9)
Option ARM	(4)	—	—	(4)
Subprime	(5)	4	—	(1)
Total first lien	(17)	3	—	(14)
Second lien:
Closed-end second lien	1	(1)	0	0
HELOCs	3	(1)	—	2
Total second lien	4	(2)	0	2
Total U.S. RMBS	(13)	1	0	(12)
Other structured finance	(1)	—	(1)	(2)
Structured Finance	(14)	1	(1)	(14)
Total	$58	$1	$(1)	$58

Net Economic Loss Development (Benefit)
By Accounting Model
Six Months 2014

	Financial Guaranty Insurance	FG VIEs(1)	Credit Derivatives(2)	Total
	(in millions)
Public Finance:
U.S. public finance	$51	$—	$—	$51
Non-U.S. public finance	(3)	—	—	(3)
Public Finance	48	—	—	48
Structured Finance:
U.S. RMBS:
First lien:
Alt-A first lien	9	2	—	11
Option ARM	(26)	1	—	(25)
Subprime	(8)	1	—	(7)
Total first lien	(25)	4	—	(21)
Second lien:
Closed-end second lien	(1)	3	(2)	—
HELOCs	(79)	59	—	(20)
Total second lien	(80)	62	(2)	(20)
Total U.S. RMBS	(105)	66	(2)	(41)
Other structured finance	(1)	—	(1)	(2)
Structured Finance	(106)	66	(3)	(43)
Total	$(58)	$66	$(3)	$5
___________________
(1)    Refer to Note 9, Consolidated Variable Interest Entities.

(2)    Refer to Note 8, Financial Guaranty Contracts Accounted for as Credit Derivatives.

Selected U.S. Public Finance Transactions

The Company insures general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $2.3 billion net par as of June 30, 2015, $2.2 billion is rated BIG. For additional information regarding the Company's exposure to general obligations of Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations, please refer to "Exposure to Puerto Rico" in Note 3, Outstanding Exposure.

On February 25, 2015, a plan of adjustment resolving the bankruptcy filing of the City of Stockton, California under chapter 9 of the U.S. Bankruptcy Code became effective. As of June 30, 2015, the Company’s net exposure subject to the plan consists of $62 million of pension obligation bonds. As part of the plan settlement, the City will repay the pension obligation bonds from certain fixed payments and certain variable payments contingent on the City's revenue growth.

In December 2014, the City of Detroit emerged from bankruptcy under chapter 9 of the U.S. Bankruptcy Code. The Company still expects to make debt service payments on the 15.5% of the City’s unlimited tax general obligation (“UTGO”) that were not exchanged as part of the related settlement. As of June 30, 2015, these bonds had a net par outstanding of $6 million.

The Company projects that its total net expected loss across its troubled U.S. public finance credits as of June 30, 2015, which incorporated the likelihood of the outcomes mentioned above, will be $217 million compared with a net expected loss of $142 million as of December 31, 2014. Economic loss development in Second Quarter 2015 was $72 million, which was primarily attributable to Puerto Rico exposures. Economic loss development in Six Months 2015 was $75 million, which was also primarily attributable to Puerto Rico exposures.

Certain Selected European Country Sub-Sovereign Transactions

The Company insures credits with sub-sovereign exposure to various Spanish and Portuguese issuers where a Spanish and Portuguese sovereign default may cause the sub-sovereigns also to default. The Company's gross exposure to these Spanish and Portuguese credits is $472 million and $97 million, respectively and exposure net of reinsurance for Spanish and Portuguese credits is $297 million and $83 million, respectively. The Company rates most of these issuers in the BB category due to the financial condition of Spain and Portugal and their dependence on the sovereign. The Company's sub-sovereign Hungary exposure is to infrastructure bonds dependent on payments from Hungarian governmental entities. The Company's gross exposure to this Hungarian credit is $294 million and its exposure net of reinsurance is $225 million, all of which is rated BIG. The Company estimated net expected losses of $31 million related to these Spanish, Portuguese and Hungarian credits. The positive economic loss development of $1 million during Second Quarter 2015 and $3 million during Six Months 2015 was primarily related to changes in the exchange rate between the Euro and US Dollar.

Infrastructure Finance

The Company has insured exposure of approximately $2.8 billion to infrastructure transactions with refinancing risk as to which the Company may need to make claim payments that it did not anticipate paying when the policies were issued. Although the Company may not experience ultimate loss on a particular transaction, the aggregate amount of the claim payments may be substantial and reimbursement may not occur for an extended time. These transactions generally involve long-term infrastructure projects that were financed by bonds that mature prior to the expiration of the project concession. The Company expects the cash flows from these projects to be sufficient to repay all of the debt over the life of the project concession, but also expects the debt to be refinanced in the market at or prior to its maturity. If the issuer is unable to refinance the debt due to market conditions, the Company may have to pay a claim when the debt matures, and then recover its payment from cash flows produced by the project in the future. The Company generally projects that in most scenarios it will be fully reimbursed for such payments. However, the recovery of the payments is uncertain and may take from 10 to 35 years, depending on the transaction and the performance of the underlying collateral. The Company estimates total claims for the two largest transactions with significant refinancing risk, assuming no refinancing and based on certain performance assumptions could be $1.5 billion on a gross basis; such claims would be payable from 2017 through 2022.

Approach to Projecting Losses in U.S. RMBS

The Company projects losses on its insured U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates. For transactions where the Company projects it will receive recoveries from providers of R&W, it projects the amount of recoveries and either establishes a recovery for claims already paid or reduces its projected claim payments accordingly.

The further behind a mortgage borrower falls in making payments, the more likely it is that he or she will default. The rate at which borrowers from a particular delinquency category (number of monthly payments behind) eventually default is referred to as the “liquidation rate.” The Company derives its liquidation rate assumptions from observed roll rates, which are the rates at which loans progress from one delinquency category to the next and eventually to default and liquidation. The Company applies liquidation rates to the mortgage loan collateral in each delinquency category and makes certain timing assumptions to project near-term mortgage collateral defaults from loans that are currently delinquent.

Mortgage borrowers that are not more than one payment behind (generally considered performing borrowers) have demonstrated an ability and willingness to pay throughout the recession and mortgage crisis, and as a result are viewed as less likely to default than delinquent borrowers. Performing borrowers that eventually default will also need to progress through delinquency categories before any defaults occur. The Company projects how many of the currently performing loans will default and when they will default, by first converting the projected near term defaults of delinquent borrowers derived from liquidation rates into a vector of conditional default rates ("CDR"), then projecting how the conditional default rates will develop over time. Loans that are defaulted pursuant to the conditional default rate after the near-term liquidation of currently delinquent loans represent defaults of currently performing loans and projected re-performing loans. A conditional default rate is the outstanding principal amount of defaulted loans liquidated in the current month divided by the remaining outstanding amount of the whole pool of loans (or “collateral pool balance”). The collateral pool balance decreases over time as a result of scheduled principal payments, partial and whole principal prepayments, and defaults.

In order to derive collateral pool losses from the collateral pool defaults it has projected, the Company applies a loss severity. The loss severity is the amount of loss the transaction experiences on a defaulted loan after the application of net proceeds from the disposal of the underlying property. The Company projects loss severities by sector based on its experience to date. The Company continues to update its evaluation of these exposures as new information becomes available.

The Company has been enforcing claims for breaches of R&W regarding the characteristics of the loans included in the collateral pools. The Company calculates a credit for R&W recoveries to include in its cash flow projections. Where the Company has an agreement with an R&W provider (such as its agreements with Bank of America, Deutsche Bank and UBS, which are described in more detail under "Breaches of Representations and Warranties" below), that credit is based on the agreement or potential agreement. Where the Company does not have an agreement with the R&W provider but the Company believes the R&W provider to be economically viable, the Company estimates what portion of its past and projected future claims it believes will be reimbursed by that provider.

The Company projects the overall future cash flow from a collateral pool by adjusting the payment stream from the principal and interest contractually due on the underlying mortgages for the collateral losses it projects as described above; assumed voluntary prepayments; and servicer advances. The Company then applies an individual model of the structure of the transaction to the projected future cash flow from that transaction’s collateral pool to project the Company’s future claims and claim reimbursements for that individual transaction. Finally, the projected claims and reimbursements are discounted using risk-free rates. The Company runs several sets of assumptions regarding mortgage collateral performance, or scenarios, and probability weights them.

The Company's RMBS loss projection methodology assumes that the housing and mortgage markets will continue improving. Each period the Company makes a judgment as to whether to change the assumptions it uses to make RMBS loss projections based on its observation during the period of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, and, to the extent it observes changes, it makes a judgment as whether those changes are normal fluctuations or part of a trend.

Second Quarter 2015 U.S. RMBS Loss Projections

Based on its observation during the period of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, the Company chose to use the same general assumptions to project RMBS losses as of June 30, 2015 as it used as of March 31, 2015, except that, for its first lien RMBS loss projections it again this quarter shortened by three months the period it is projecting it will take in the base case to reach the final CDR.

U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM and Subprime

The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that have been modified or have been delinquent in the previous 12 months, are two or more payments behind, are in foreclosure or that have been foreclosed and so the RMBS issuer owns the underlying real estate). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss development in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various non-performing categories. The Company arrived at its liquidation rates based on data purchased from a third party provider and assumptions about how delays in the foreclosure process and loan modifications may ultimately affect the rate at which loans are liquidated. Each year the Company reviews the most recent twenty-four months of this data and adjusts its liquidation rates based on its observations. The following table shows liquidation assumptions for various non-performing categories.

First Lien Liquidation Rates

	June 30, 2015	March 31, 2015	December 31, 2014
Current Loans Modified in the Previous 12 Months
Alt-A	25%	25%	25%
Option ARM	25	25	25
Subprime	25	25	25
Current Loans Delinquent in the Previous 12 Months
Alt-A	25	25	25
Option ARM	25	25	25
Subprime	25	25	25
30 - 59 Days Delinquent
Alt-A	35	35	35
Option ARM	40	40	40
Subprime	35	35	35
60 - 89 Days Delinquent
Alt-A	50	50	50
Option ARM	55	55	55
Subprime	40	40	40
90 + Days Delinquent
Alt-A	60	60	60
Option ARM	65	65	65
Subprime	55	55	55
Bankruptcy
Alt-A	45	45	45
Option ARM	50	50	50
Subprime	40	40	40
Foreclosure
Alt-A	75	75	75
Option ARM	80	80	80
Subprime	70	70	70
Real Estate Owned
All	100	100	100

While the Company uses liquidation rates as described above to project defaults of non-performing loans (including current loans modified or delinquent within the last 12 months), it projects defaults on presently current loans by applying a CDR trend. The start of that CDR trend is based on the defaults the Company projects will emerge from currently nonperforming, recently nonperforming and modified loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 36 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

In the base case, after the initial 36-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant for 36 months and then trails off in steps to a final CDR of 5% of the CDR plateau. In the base case, the Company assumes the final CDR will be reached eight years after the initial 36-month CDR plateau period, which is three months shorter than assumed as of March 31, 2014 and six months shorter than assumed at December 31, 2014 but the same calendar date as it assumed as of June 30, 2014. Under the Company’s methodology, defaults projected to occur in the first 36 months represent defaults that can be attributed to loans that were modified or delinquent in the last 12 months or that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 36 month period represent defaults attributable to borrowers that are currently performing or are projected to reperform.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions have reached historically high levels, and the Company is assuming in the base case that these high levels generally will continue for another 18 months. The Company determines its initial loss severity based on actual recent experience. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning after the initial 18 month period, declining to 40% in the base case over 2.5 years. Beginning for December 31, 2014, the Company differentiated the loss severity assumptions depending on the vintage of the transaction, as shown in the table below.

The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions used in the calculation of expected loss to be paid for individual transactions for direct vintage 2004 - 2008 first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS(1)

	As of June 30, 2015		As of March 31, 2015		As of December 31, 2014
	Range	Weighted Average	Range	Weighted Average	Range	Weighted Average
Alt-A First Lien
Plateau CDR	4.2% - 13.3%	9.1%	4.3% - 13.1%	9.2%	3.7% - 13.4%	9.3%
Intermediate CDR	0.8% - 2.7%	1.8%	0.9% - 2.6%	1.8%	0.7% - 2.7%	1.9%
Period until intermediate CDR	48 months		48 months		48 months
Final CDR	0.2% - 0.7%	0.5%	0.2% - 0.7%	0.5%	0.2% - 0.7%	0.5%
Initial loss severity:
2005 and prior	60.0%		60.0%		60.0%
2006	70.0%		70.0%		70.0%
2007	65.0%		65.0%		65.0%
Initial conditional prepayment rate ("CPR")	1.6% - 10.1%	5.2%	2.7% - 12.2%	5.1%	1.7% - 9.5%	5.1%
Final CPR(2)	15%		15%		15%
Option ARM
Plateau CDR	4.0% - 11.8%	9.3%	4.5% - 12.9%	10.2%	4.3% - 14.2%	10.9%
Intermediate CDR	0.8% - 2.4%	1.9%	0.9% - 2.6%	2.0%	0.9% - 2.8%	2.2%
Period until intermediate CDR	48 months		48 months		48 months
Final CDR	0.2% - 0.6%	0.5%	0.2% - 0.6%	0.5%	0.2% - 0.7%	0.5%
Initial loss severity:
2005 and prior	60.0%		60.0%		60.0%
2006	70.0%		70.0%		70.0%
2007	65.0%		65.0%		65.0%
Initial CPR	2.0% - 5.3%	2.8%	2.0% - 6.4%	3.3%	2.3% - 6.2%	3.3%
Final CPR(2)	15%		15%		15%
Subprime
Plateau CDR	6.0% - 13.5%	9.9%	6.2% - 14.4%	10.4%	6.0% - 15.0%	10.8%
Intermediate CDR	1.2% - 2.7%	2.0%	1.2% - 2.9%	2.1%	1.2% - 3.0%	2.2%
Period until intermediate CDR	48 months		48 months		48 months
Final CDR	0.3% - 0.7%	0.5%	0.3% - 0.7%	0.5%	0.3% - 0.7%	0.5%
Initial loss severity:
2005 and prior	75.0%		75.0%		75.0%
2006	90.0%		90.0%		90.0%
2007	90.0%		90.0%		90.0%
Initial CPR	0.0% - 5.7%	3.1%	0.0% - 5.1%	3.2%	0.1% - 5.3%	3.4%
Final CPR(2)	15%		15%		15%
____________________
(1)                                Represents variables for most heavily weighted scenario (the “base case”).

(2)	For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used.

The rate at which the principal amount of loans is voluntarily prepaid may impact both the amount of losses projected (since that amount is a function of the conditional default rate, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the voluntary CPR follows a similar pattern to that of the conditional default rate. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be 15% in the base case. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. These assumptions are the same as those the Company used for March 31, 2015 and December 31, 2014.

In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the conditional default rate returned to its modeled equilibrium, which was defined as 5% of the initial conditional default rate. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios (including its base case) as of June 30, 2015. The Company used a similar approach to establish its pessimistic and optimistic scenarios as of June 30, 2015 as it used as of March 31, 2015 and December 31, 2014, increasing and decreasing the periods of stress from those used in the base case.

In a somewhat more stressful environment than that of the base case, where the conditional default rate plateau was extended six months (to be 42 months long) before the same more gradual conditional default rate recovery and loss severities were assumed to recover over 4.5 rather than 2.5 years (and subprime loss severities were assumed to recover only to 60% and Option ARM and Alt A loss severities to only 45%), expected loss to be paid would increase from current projections by approximately $12 million for Alt-A first liens, $4 million for Option ARM and $44 million for subprime transactions.

In an even more stressful scenario where loss severities were assumed to rise and then recover over nine years and the initial ramp-down of the conditional default rate was assumed to occur over 15 months and other assumptions were the same as the other stress scenario, expected loss to be paid would increase from current projections by approximately $33 million for Alt-A first liens, $7 million for Option ARM and $62 million for subprime transactions.

In a scenario with a somewhat less stressful environment than the base case, where conditional default rate recovery was somewhat less gradual, expected loss to be paid would increase from current projections by approximately $1 million for Alt-A first liens and decrease by $11 million for Option ARM and $10 million for subprime transactions.

In an even less stressful scenario where the conditional default rate plateau was six months shorter (30 months, effectively assuming that liquidation rates would improve) and the conditional default rate recovery was more pronounced, (including an initial ramp-down of the conditional default rate over nine months), expected loss to be paid would decrease from current projections by approximately $11 million for Alt-A first liens, $18 million for Option ARM and $35 million for subprime transactions.

U.S. Second Lien RMBS Loss Projections: HELOCs and Closed-End Second Lien

The Company believes the primary variable affecting its expected losses in second lien RMBS transactions is the amount and timing of future losses in the collateral pool supporting the transactions. Expected losses are also a function of the structure of the transaction; the voluntary prepayment rate (typically also referred to as CPR of the collateral); the interest rate environment; and assumptions about the draw rate and loss severity.

The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions for the calculation of expected loss to be paid for individual transactions for direct vintage 2004 - 2008 second lien U.S. RMBS.
Key Assumptions in Base Case Expected Loss Estimates
Second Lien RMBS(1)

HELOC key assumptions	As of June 30, 2015		As of March 31, 2015		As of December 31, 2014
	Range	Weighted Average	Range	Weighted Average	Range	Weighted Average
Plateau CDR	5.3% - 23.3%	9.2%	2.3% - 7.5%	4.6%	2.8% - 6.8%	4.1%
Final CDR trended down to	0.6% - 3.2%	1.2%	0.6% - 3.2%	1.2%	0.6% - 3.2%	1.2%
Period until final CDR	34 months		34 months		34 months
Initial CPR	9.3%	9.3%	6.9% - 23.2%	10.3%	6.9% - 21.8%	10.8%
Final CPR(2)	10.0% - 15.0%	13.25%	10.0% - 23.2%	15.2%	15.0% - 21.8%	15.6%
Loss severity	90.0% - 98.0%	90.6%	90.0% - 98.0%	90.3%	90.0% - 98.0%	90.3%

Closed-end second lien key assumptions	As of June 30, 2015		As of March 31, 2015		As of December 31, 2014
	Range	Weighted Average	Range	Weighted Average	Range	Weighted Average
Plateau CDR	9.8% - 21.4%	11.5%	6.6% - 12.4%	7.1%	6.1% - 12.5%	7.3%
Final CDR trended down to	3.5% - 8.6%	3.9%	3.5% - 8.6%	4.0%	3.5% - 8.6%	4.0%
Period until final CDR	34 months		34 months		34 months
Initial CPR	5.3% - 9.3%	8.7%	4.2% - 8.4%	7.7%	2.8% - 13.1%	10.1%
Final CPR(2)	15%		15%		15%
Loss severity	98%		98%		98%
____________________

(1)	Represents variables for most heavily weighted scenario (the “base case”).

(2)	For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used.

In second lien transactions the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180 days past due. Most second lien transactions report the amount of loans in five monthly delinquency categories (i.e., 30-59 days past due, 60-89 days past due, 90-119 days past due, 120-149 days past due and 150-179 days past due). The Company estimates the amount of loans that will default over the next five months by calculating current representative liquidation rates. A liquidation rate is the percent of loans in a given cohort (in this instance, delinquency category) that ultimately default. Similar to first liens, the Company then calculates a CDR for six months’, which is the period over which the currently delinquent collateral is expected to be liquidated. That CDR is then used as the basis for the plateau period that follows the embedded five months of losses. Liquidation rates assumed as of June 30, 2015, were from 10% to 100%.

For the base case scenario, the CDR (the “plateau CDR”) was held constant for six month. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. (The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting.) In the base case scenario, the time over which the CDR trends down to its final CDR is 28 months. Therefore, the total stress period for second lien transactions is 34 months, comprising five months of delinquent data, a one month plateau period and 28 months of decrease to the steady state CDR, the same as of March 31, 2015 and December 31, 2014.

HELOC loans generally permit the borrower to pay only interest for an initial period (often ten years) and, after that period, require the borrower to make both the monthly interest payment and a monthly principal payment, and so increase the borrower's aggregate monthly payment. Some of the HELOC loans underlying the Company's insured HELOC transactions have reached their principal amortization period. The Company has observed that the increase in monthly payments occurring when a loan reaches its principal amortization period, even if mitigated by borrower relief offered by the servicer, is associated with increased borrower defaults. Thus, most of the Company's HELOC projections incorporate an assumption that a percentage of loans reaching their amortization periods will default around the time of the payment increase. These projected defaults are in addition to those generated using the CDR curve as described above. This assumption is similar to the one used at March 31, 2015 and December 31, 2014. The Company refined its current approach to calculate the number of additional delinquencies as a function of the number of modified loans in the transaction and the final steady state CDR. Thus transactions that have worse than average expected experience will have higher defaults and transactions where borrowers are receiving modifications so that they will not default when their interest only period ends will have higher losses.

When a second lien loan defaults, there is generally a very low recovery. The Company had assumed as of June 30, 2015 that it will generally recover only 10% or less of the collateral defaulting in the future and declining additional amounts on post-default receipts on previously defaulted collateral. This is the same as at March 31, 2015 and December 31, 2014.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected as well as the amount of excess spread. In the base case, an average CPR (based on experience of the most recent three quarters) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. The final CPR is assumed to be 15% for both HELOC and closed-end second lien transactions, which is lower than the historical average but reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. This pattern is generally consistent with how the Company modeled the CPR at March 31, 2015 and December 31, 2014. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

The Company uses a number of other variables in its second lien loss projections, including the spread between relevant interest rate indices. These variables have been relatively stable and in the relevant ranges have less impact on the projection results than the variables discussed above. However, in a number of HELOC transactions the servicers have been modifying poorly performing loans from floating to fixed rates, and, as a result, rising interest rates would negatively impact the excess spread available from these modified loans to support the transactions.  The Company incorporated these modifications in its assumptions.

In estimating expected losses, the Company modeled and probability weighted five possible CDR curves applicable to the period preceding the return to the long-term steady state CDR. The Company used three scenarios at March 31, 2015 and at December 31, 2014. The Company believes that the level of the elevated CDR and the length of time it will persist, the ultimate prepayment rate, and the amount of additional defaults because of the expiry of the interest only period, are the primary drivers behind the likely amount of losses the collateral will suffer. The Company continues to evaluate the assumptions affecting its modeling results.

The Company’s base case assumed a six month CDR plateau and a 28 month ramp-down (for a total stress period of 34 months). The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults. Increasing the CDR plateau to eight months and increasing the ramp-down by three months to 31 months (for a total stress period of 39 months), and doubling the defaults relating to the end of the interest only period would increase the expected loss by approximately $27 million for HELOC transactions and $1 million for closed-end second lien transactions. On the other hand, reducing the CDR plateau to four month and decreasing the length of the CDR ramp-down to 25 months (for a total stress period of 29 months), and lowering the ultimate prepayment rate to 10% would decrease the expected loss by approximately $27 million for HELOC transactions and $1 million for closed-end second lien transactions.

Breaches of Representations and Warranties

Generally, when mortgage loans are transferred into a securitization, the loan originator(s) and/or sponsor(s) provide R&W that the loans meet certain characteristics, and a breach of such R&W often requires that the loan be repurchased from the securitization. In many of the transactions the Company insures, it is in a position to enforce these R&W provisions. The Company has pursued breaches of R&W on a loan-by-loan basis or in cases where a provider of R&W refused to honor its repurchase obligations, the Company sometimes chose to initiate litigation. The Company's success in pursuing these strategies permitted the Company to enter into agreements with R&W providers under which those providers made payments to the Company, agreed to make payments to the Company in the future, and / or repurchased loans from the transactions, all in return for releases of related liability by the Company. Through June 30, 2015 the Company has caused entities providing R&Ws to pay, or agree to pay approximately $3.2 billion (gross of reinsurance) in respect of their R&W liabilities for transactions in which the Company has provided insurance, and included in its net expected loss estimates as of June 30, 2015 an estimated net benefit of $120 million (net of reinsurance). All of this net benefit is projected to be received pursuant to existing agreements with R&W providers. Most of the amount projected to be received pursuant to existing agreements with R&W providers benefits from eligible assets placed in trusts to collateralize the R&W provider’s future reimbursement obligation, with the amount of such collateral subject to increase or decrease from time to time as determined by rating agency requirements. Currently the Company has agreements with three counterparties where a future reimbursement obligation is collateralized by eligible assets held in trust:

•
Bank of America. Under Assured Guaranty's agreement with Bank of America Corporation and certain of its subsidiaries (“Bank of America”), Bank of America agreed to reimburse Assured Guaranty for 80% of claims on the first lien transactions covered by the agreement that Assured Guaranty pays in the future, until the aggregate lifetime collateral losses (not insurance losses or claims) on those transactions reach $6.6 billion. As of June 30, 2015, aggregate lifetime collateral losses on those transactions was $4.3 billion ($3.9 billion for AGM and $0.3 billion for AGC), and Assured Guaranty was projecting in its base case that such collateral losses would eventually reach $5.2 billion ($4.7 billion for AGM and $0.4 billion for AGC). Bank of America's reimbursement obligation is secured by $138 million of collateral held in trust for the Company's benefit and $342 million of collateral held in trust that is available for either AGM or AGC.

•
Deutsche Bank. Under Assured Guaranty's May 2012 agreement with Deutsche Bank AG and certain of its affiliates (collectively, “Deutsche Bank”), Deutsche Bank agreed to reimburse Assured Guaranty for certain claims it pays in the future on eight first and second lien transactions, including 80% of claims it pays on those transactions until the aggregate lifetime claims (before reimbursement) reach $319 million. As of June 30, 2015, Assured Guaranty was projecting in its base case that such aggregate lifetime claims would remain below $319 million. In the event aggregate lifetime claims paid exceed $389 million, Deutsche Bank must reimburse Assured Guaranty for 85% of such claims paid (in excess of $389 million) until such claims paid reach $600 million. Deutsche Bank's obligation to reimburse AGM is secured by $58 million of collateral held in trust for AGM's benefit and $0.6 million of collateral held in trust that is available for either AGM or AGC.

•
UBS. On May 6, 2013, Assured Guaranty entered into an agreement with UBS Real Estate Securities Inc. and affiliates ("UBS") and a third party resolving Assured Guaranty’s claims and liabilities related to specified RMBS transactions that were issued, underwritten or sponsored by UBS and insured by AGM or AGC under financial guaranty insurance policies. Under the agreement, UBS agreed to reimburse AGM for 85% of future losses on three first lien RMBS transactions, and such reimbursement obligation is secured by $79 million of collateral held in trust for the Company's benefit.

The Company uses the same RMBS projection scenarios and weightings to project its future R&W benefit as it uses to project RMBS losses on its portfolio. To the extent the Company increases its loss projections, the R&W benefit generally will also increase, subject to the agreement limits and thresholds described above. Similarly, to the extent the Company decreases its loss projections, the R&W benefit generally will also decrease, subject to the agreement limits and thresholds described above.

The number of risks subject to R&W recovery is 17, with related net debt service of $1.0 billion as of June 30, 2015 compared to 16, with related net debt service of $1.0 billion as of December 31, 2014. A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments.

The following table provides a breakdown of the development and accretion amount in the roll forward of estimated recoveries associated with claims for breaches of R&W.

Components of R&W Development

	Second Quarter		Six Months
	2015	2014	2015	2014
	(in millions)
Estimated increase (decrease) in defaults that will result in additional (lower) breaches(1)	$—	$(2)	$(32)	$(6)
Inclusion or removal of deals with breaches of R&W during period	—	—	0	—
Change in recovery assumptions	—	16	—	27
Settlements and anticipated settlements	—	—	—	28
Accretion of discount on balance	1	2	2	4
Total	$1	$16	$(30)	$53
____________________

(1)	The negative R&W development is offset by higher anticipated cash flows in the covered transactions that were related to a third party settlement.

Other structured finance

The Company's other structured finance includes $649 million net par rated BIG, including transactions backed by manufactured housing loans. The Company has expected loss to be paid of $22 million as of June 30, 2015. The economic loss development during Second Quarter 2015 was a decrease of $2 million and for Six Months 2015 was a decrease of $2 million.

Recovery Litigation

RMBS Transactions

In November 2014, AGM and its affiliate AGC reached a confidential settlement with DLJ Mortgage Capital, Inc., Credit Suisse First Boston Mortgage Securities Corp. and Credit Suisse Securities (USA) LLC to resolve a lawsuit relating to six first lien U.S. RMBS transactions. AGM and AGC sought damages for alleged breaches of representations and warranties in respect of the underlying loans in these transactions, and failure to cure or repurchase defective loans identified by AGM and AGC.  On November 25, 2014, the parties filed a joint stipulation discontinuing the lawsuit with prejudice.  However, on November 20, 2014, U.S. Bank National Association, as trustee for the transactions, had filed a motion to intervene as a plaintiff in the lawsuit.  On November 26, 2014, the trustee submitted a letter stating that the joint stipulation is ineffective and that the lawsuit may be discontinued only by court order, and requesting an opportunity to review and potentially oppose the settlement.  On March 5, 2015 the Court denied the motion to intervene.

6.    Financial Guaranty Insurance Losses

Insurance Contracts' Loss Information

The following table provides balance sheet information on loss and LAE reserves and salvage and subrogation recoverable, net of reinsurance. The Company used weighted average risk-free rates for U.S. dollar denominated financial guaranty insurance obligations that ranged from 0.0% to 3.37% as of June 30, 2015 and 0.0% to 2.95% as of December 31, 2014. Financial guaranty insurance expected LAE reserve was $3 million as of June 30, 2015 and $4 million as of December 31, 2014.

Loss and LAE Reserve
and Salvage and Subrogation Recoverable
Net of Reinsurance
Insurance Contracts

	As of June 30, 2015			As of December 31, 2014
	Loss and LAE Reserve, net	Salvage and Subrogation Recoverable, net	Net Reserve (Recoverable)	Loss and LAE Reserve, net	Salvage and Subrogation Recoverable, net	Net Reserve (Recoverable)
	(in millions)
Public Finance:
U.S. public finance	$181	$—	$181	$119	$—	$119
Non-U.S. public finance	19	—	19	21	—	21
Public finance	200	—	200	140	—	140
Structured Finance:
U.S. RMBS:
First lien:
Alt-A first lien	14	—	14	22	—	22
Option ARM	10	39	(29)	11	39	(28)
Subprime	142	6	136	156	7	149
First lien	166	45	121	189	46	143
Second lien:
Closed-end second lien	—	35	(35)	—	39	(39)
HELOCs	0	29	(29)	0	34	(34)
Second lien	0	64	(64)	0	73	(73)
Total U.S. RMBS	166	109	57	189	119	70
Other structured finance	19	—	19	20	—	20
Structured finance	185	109	76	209	119	90
Subtotal	385	109	276	349	119	230
Effect of consolidating FG VIEs	(69)	(1)	(68)	(78)	(1)	(77)
Total (1)	$316	$108	$208	$271	$118	$153
____________________
(1)                                 See “Components of Net Reserves (Salvage)” table for loss and LAE reserve and salvage and subrogation recoverable components.

Components of Net Reserves (Salvage)
Insurance Contracts

	As of June 30, 2015	As of December 31, 2014
	(in millions)
Loss and LAE reserve	$485	$404
Reinsurance recoverable on unpaid losses	(169)	(133)
Loss and LAE reserve, net	316	271
Salvage and subrogation recoverable	(118)	(130)
Salvage and subrogation payable(1)	10	12
Salvage and subrogation recoverable, net	(108)	(118)
Net reserves (salvage)	$208	$153
____________________

(1)	Recorded as a component of reinsurance balances payable.

Balance Sheet Classification of
Net Expected Recoveries for Breaches of R&W
Insurance Contracts

	As of June 30, 2015			As of December 31, 2014
	For all Financial Guaranty Insurance Contracts	Effect of Consolidating FG VIEs	Reported on Balance Sheet (1)	For all Financial Guaranty Insurance Contracts	Effect of Consolidating FG VIEs	Reported on Balance Sheet (1)
	(in millions)
Salvage and subrogation recoverable, net	$(16)	$—	$(16)	$7	$—	$7
Loss and LAE reserve, net	118	—	118	158	—	158
____________________

(1)	The remaining benefit for R&W is either recorded at fair value in FG VIE assets, or not recorded on the balance sheet until the total loss, net of R&W, exceeds unearned premium reserve.

The table below provides a reconciliation of net expected loss to be paid to net expected loss to be expensed. Expected loss to be paid differs from expected loss to be expensed due to: (1) the contra-paid which represent the claim payments made and recoveries received that have not yet been recognized in the statement of operations, (2) salvage and subrogation recoverable for transactions that are in a net recovery position where the Company has not yet received recoveries on claims previously paid (having the effect of reducing net expected loss to be paid by the amount of the previously paid claim and the expected recovery), but will have no future income effect (because the previously paid claims and the corresponding recovery of those claims will offset in income in future periods), and (3) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid and
Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of June 30, 2015
(in millions)
Net expected loss to be paid	$643
Less: net expected loss to be paid for FG VIEs	108
Subtotal	535
Contra-paid, net	(84)
Salvage and subrogation recoverable, net of reinsurance	108
Loss and LAE reserve, net of reinsurance	(316)
Net expected loss to be expensed (present value)(1)	$243
____________________
(1)    Excludes $77 million as of June 30, 2015, related to consolidated FG VIEs.

The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as refundings, accelerations, commutations, changes in expected lives and updates to loss estimates. This table excludes amounts related to FG VIEs, which are eliminated in consolidation.

Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of June 30, 2015
(in millions)
2015 (July 1- September 30)	$9
2015 (October 1 - December 31)	10
Subtotal 2015	19
2016	32
2017	23
2018	20
2019	18
2020-2024	62
2025-2029	34
2030-2034	23
After 2034	12
Net expected loss to be expensed (present value)	243
Discount	159
Total expected future loss and LAE	$402

The following table presents the loss and LAE recorded in the consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE
Reported on the
Consolidated Statements of Operations

	Second Quarter		Six Months
	2015	2014	2015	2014
	(in millions)
Public Finance:
U.S. public finance	$58	$46	$63	$50
Non-U.S. public finance	0	(1)	4	0
Public finance	58	45	67	50
Structured Finance:
U.S. RMBS:
First lien:
Alt-A first lien	(1)	7	(4)	13
Option ARM	1	(11)	(1)	(20)
Subprime	0	7	0	(1)
First lien	0	3	(5)	(8)
Second lien:
Closed-end second lien	(1)	(1)	0	(1)
HELOCs	(1)	(10)	9	(2)
Second lien	(2)	(11)	9	(3)
Total U.S. RMBS	(2)	(8)	4	(11)
Other structured finance	0	(1)	0	0
Structured finance	(2)	(9)	4	(11)
Loss and LAE on insurance contracts before FG VIE consolidation	56	36	71	39
Effect of consolidating FG VIEs	(2)	(8)	(7)	(7)
Loss and LAE	$54	$28	$64	$32

The following table provides information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance
BIG Transaction Loss Summary
As of June 30, 2015

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating VIEs
	Gross	Ceded	Gross	Ceded	Gross	Ceded			Total
	(dollars in millions)
Number of risks(1)	71	(65)	14	(14)	40	(40)	125	—	125
Remaining weighted-average contract period (in years)	8.8	7.6	6.6	7.7	7.7	8.2	8.5	—	8.5
Outstanding exposure:								—
Principal	$7,890	$(3,158)	$2,216	$(648)	$1,926	$(257)	$7,969	$—	$7,969
Interest	3,652	(1,275)	753	(240)	773	(98)	3,565	—	3,565
Total(2)	$11,542	$(4,433)	$2,969	$(888)	$2,699	$(355)	$11,534	$—	$11,534
Expected cash outflows (inflows)	$1,447	$(792)	$670	$(163)	$1,034	$(86)	$2,110	$(292)	$1,818
Potential recoveries
Undiscounted R&W	32	(2)	(47)	3	(116)	9	(121)	—	(121)
Other(3)	(1,439)	753	(200)	10	(314)	35	(1,155)	152	(1,003)
Total potential recoveries	(1,407)	751	(247)	13	(430)	44	(1,276)	152	(1,124)
Subtotal	40	(41)	423	(150)	604	(42)	834	(140)	694
Discount	13	0	(76)	27	(150)	(5)	(191)	32	(159)
Present value of expected cash flows	$53	$(41)	$347	$(123)	$454	$(47)	$643	$(108)	$535
Deferred premium revenue	$318	$(97)	$90	$(9)	$243	$(32)	$513	$(102)	$411
Reserves (salvage)(4)	$(5)	$(21)	$276	$(116)	$164	$(22)	$276	$(68)	$208

Financial Guaranty Insurance
BIG Transaction Loss Summary
As of December 31, 2014

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating VIEs
	Gross	Ceded	Gross	Ceded	Gross	Ceded			Total
	(dollars in millions)
Number of risks(1)	71	(65)	14	(14)	38	(38)	123	—	123
Remaining weighted-average contract period (in years)	8.4	8.1	7.9	8.8	7.6	8.1	8.2	—	8.2
Outstanding exposure:
Principal	$8,281	$(3,341)	$1,594	$(468)	$2,013	$(279)	$7,800	$—	$7,800
Interest	3,693	(1,435)	616	(187)	784	(105)	3,366	—	3,366
Total(2)	$11,974	$(4,776)	$2,210	$(655)	$2,797	$(384)	$11,166	$—	$11,166
Expected cash outflows (inflows)	$1,538	$(796)	$621	$(128)	$1,101	$(101)	$2,235	$(298)	$1,937
Potential recoveries
Undiscounted R&W	(12)	0	(46)	2	(160)	11	(205)	—	(205)
Other(3)	(1,526)	767	(197)	6	(326)	44	(1,232)	149	(1,083)
Total potential recoveries	(1,538)	767	(243)	8	(486)	55	(1,437)	149	(1,288)
Subtotal	0	(29)	378	(120)	615	(46)	798	(149)	649
Discount	11	0	(67)	18	(150)	3	(185)	30	(155)
Present value of expected cash flows	$11	$(29)	$311	$(102)	$465	$(43)	$613	$(119)	$494
Deferred premium revenue	$324	$(100)	$107	$(9)	$287	$(43)	$566	$(111)	$455
Reserves (salvage)(4)	$(41)	$(9)	$207	$(92)	$185	$(20)	$230	$(77)	$153
____________________

(1)
A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making Debt Service payments. The ceded number of risks represents the number of risks for which the Company ceded a portion of its exposure.

(2)	Includes BIG amounts related to FG VIEs.

(3)	Includes excess spread and draws on HELOCs.

(4)	See table “Components of net reserves (salvage).”

Ratings Impact on Financial Guaranty Business

A downgrade of the Company may result in increased claims under financial guaranties issued by the Company, if the insured obligors were unable to pay.

For example, AGM has issued financial guaranty insurance policies in respect of the obligations of municipal obligors under interest rate swaps. Under the swaps, AGM insures periodic payments owed by the municipal obligors to the bank counterparties. Under certain of the swaps, AGM also insures termination payments that may be owed by the municipal obligors to the bank counterparties. If (i) AGM has been downgraded below the rating trigger set forth in a swap under which it has insured the termination payment, which rating trigger varies on a transaction by transaction basis; (ii) the municipal obligor has the right to cure by, but has failed in, posting collateral, replacing AGM or otherwise curing the downgrade of AGM; (iii) the transaction documents include as a condition that an event of default or termination event with respect to the municipal obligor has occurred, such as the rating of the municipal obligor being downgraded past a specified level, and such condition has been met; (iv) the bank counterparty has elected to terminate the swap; (v) a termination payment is payable by the municipal obligor; and (vi) the municipal obligor has failed to make the termination payment payable by it, then AGM would be required to pay the termination payment due by the municipal obligor, in an amount not to exceed the policy limit set forth in the financial guaranty insurance policy. At AGM's current financial strength ratings, if the conditions giving rise to the obligation of AGM to make a termination payment under the swap termination policies were all satisfied, then AGM could pay claims in an amount not exceeding approximately $132 million in respect of such termination payments. Taking into consideration whether the rating of the municipal obligor is below any applicable specified trigger, if the financial strength ratings of AGM were further downgraded below "A" by S&P or below "A2" by Moody's, and the conditions giving rise to the obligation of AGM to make a payment under the swap policies were all satisfied, then AGM could pay claims in an additional amount not exceeding approximately $355 million in respect of such termination payments.

As another example, with respect to variable rate demand obligations ("VRDOs") for which a bank has agreed to provide a liquidity facility, a downgrade of AGM may provide the bank with the right to give notice to bondholders that the bank will terminate the liquidity facility, causing the bondholders to tender their bonds to the bank. Bonds held by the bank accrue interest at a “bank bond rate” that is higher than the rate otherwise borne by the bond (typically the prime rate plus 2.00% - 3.00%, and capped at the lesser of 25% and the maximum legal limit). In the event the bank holds such bonds for longer than a specified period of time, usually 90-180 days, the bank has the right to demand accelerated repayment of bond principal, usually through payment of equal installments over a period of not less than five years. In the event that a municipal obligor is unable to pay interest accruing at the bank bond rate or to pay principal during the shortened amortization period, a claim could be submitted to AGM under its financial guaranty policy. As of June 30, 2015, the Company had insured approximately $4.9 billion net par of VRDOs, of which approximately $0.2 billion of net par constituted VRDOs issued by municipal obligors rated BBB- or lower pursuant to the Company’s internal rating. The specific terms relating to the rating levels that trigger the bank’s termination right, and whether it is triggered by a downgrade by one rating agency or a downgrade by all rating agencies then rating the insurer, vary depending on the transaction.

In addition, AGM may be required to pay claims in respect of AGMH’s former financial products business if Dexia SA and its affiliates, from which Assured Guaranty had purchased AGMH and its subsidiaries, do not comply with their obligations following a downgrade of the financial strength rating of AGM. Most of the guaranteed investment contracts ("GICs") insured by AGM allow the GIC holder to terminate the GIC and withdraw the funds in the event of a downgrade of AGM below A3 or A-, with no right of the GIC issuer to avoid such withdrawal by posting collateral or otherwise enhancing its credit. Each GIC contract stipulates the thresholds below which the GIC issuer must post eligible collateral, along with the types of securities eligible for posting and the collateralization percentage applicable to each security type. These collateralization percentages range from 100% of the GIC balance for cash posted as collateral to, typically, 108% for asset-backed securities. If the entire aggregate accreted GIC balance of approximately $1.9 billion as of June 30, 2015 were terminated, the assets of the GIC issuers (which had an aggregate market value which exceed the liabilities by $0.9 billion) would be sufficient to fund the withdrawal of the GIC funds.

7.    Fair Value Measurement

The Company carries a significant portion of its assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third-party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During Six Months 2015, no changes were made to the Company’s valuation models that had or are expected to have, a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

 The Company’s methods for calculating fair value produce a fair value that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset or liability’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation.
Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

Transfers between Levels 1, 2 and 3 are recognized at the end of the period when the transfer occurs. The Company reviews the classification between Levels 1, 2 and 3 quarterly to determine whether a transfer is necessary. During the periods presented, there were no transfers between Level 1, 2 and 3.

Measured and Carried at Fair Value

Fixed-Maturity Securities and Short-Term Investments

The fair value of bonds in the investment portfolio is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value measurements using their pricing models, which include available relevant market information, benchmark curves, benchmarking of like securities, and sector groupings. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news. The market inputs used in the pricing evaluation include: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data and industry and economic events. Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is dependent on the asset class and the market conditions. Given the asset class, the priority of the use of inputs may change or some market inputs may not be relevant. Additionally, the valuation of fixed-maturity investments is more subjective when markets are less liquid due to the lack of market based inputs, which may increase the potential that the estimated fair value of an investment is not reflective of the price at which an actual transaction would occur.

Short-term investments, that are traded in active markets, are classified within Level 1 in the fair value hierarchy and are based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

Annually, the Company reviews each pricing service’s procedures, controls and models used in the valuations of the Company’s investment portfolio, as well as the competency of the pricing service’s key personnel. In addition, on a quarterly basis, the Company holds a meeting of the internal valuation committee (comprised of individuals within the Company with market, valuation, accounting, and/or finance experience) that reviews and approves prices and assumptions used by the pricing services.

For Level 1 and 2 securities, the Company, on a quarterly basis, reviews internally developed analytic packages that highlight, at a CUSIP level, price changes from the previous quarter to the current quarter. Where unexpected price movements are noted for a specific CUSIP, the Company formally challenges the price provided, and reviews all key inputs utilized in the third party’s pricing model, and compares such information to management’s own market information.

For Level 3 securities, the Company, on a quarterly basis:

•	reviews methodologies, any model updates and inputs and compares such information to management’s own market information and, where applicable, the internal models,

•
reviews internally developed analytic packages that highlight, at a CUSIP level, price changes from the previous quarter to the current quarter, and evaluates, documents, and resolves any significant pricing differences with the assistance of the third party pricing source, and

•	compares prices received from different third party pricing sources, and evaluates, documents the rationale for, and resolves any significant pricing differences.

Prices determined based on models where at least one significant model assumption or input is unobservable, are considered to be Level 3 in the fair value hierarchy. As of June 30, 2015, the Company used models to price 23 fixed-maturity securities (which were purchased or obtained for loss mitigation or other risk management purposes), which was 7.7% or $488 million of the Company's fixed-maturity securities and short-term investments at fair value. Certain Level 3 securities were priced with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach using the third-party’s proprietary pricing models. The models use inputs such as projected prepayment speeds;  severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price depreciation/appreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the bond including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could materially change the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Other Invested Assets

As of June 30, 2015 and December 31, 2014, other invested assets include investments carried and measured at fair value on a recurring basis of $82 million and $94 million, respectively, and include primarily investments in the global property catastrophe risk market and investment in a fund that invests primarily in senior loans and bonds. Both of these investments were classified as Level 3. Other invested assets also include fixed-maturity securities classified as trading carried as Level 2.

Other Assets

Committed Capital Securities

The fair value of AGM Committed Preferred Trust Securities (the “AGM CPS”), which is recorded in “other assets” on the consolidated balance sheets, represents the difference between the present value of remaining expected put option premium payments under AGM CPS agreements, and the estimated present value that the Company would hypothetically have to pay currently for a comparable security (see Note 15, Notes Payable and Credit Facilities). The AGM CPS are carried at fair value with changes in fair value recorded on the consolidated statement of operations. The estimated current cost of the AGM CPS is based on several factors, including broker-dealer quotes for the outstanding securities, the U.S. dollar forward swap curve, London Interbank Offered Rate ("LIBOR") curve projections and the term the securities are estimated to remain outstanding.

Financial Guaranty Contracts Accounted for as Credit Derivatives

The Company’s credit derivatives consist primarily of insured CDS contracts, and also include interest rate swaps that fall under derivative accounting standards requiring fair value accounting through the statement of operations. The Company does not enter into CDS with the intent to trade these contracts and the Company may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the Company to terminate; however, the Company has mutually agreed with various counterparties to terminate certain CDS transactions. Such terminations generally are not completed at fair value but instead for an amount that approximates the present value of future premiums.

The terms of the Company’s CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms include the absence of collateral support agreements or immediate settlement provisions. In addition, the Company employs relatively high attachment points and does not exit derivatives it sells or purchases for credit protection purposes, except under specific circumstances such as mutual agreements with counterparties. Management considers the non-standard terms of its credit derivative contracts in determining the fair value of these contracts.

Due to the lack of quoted prices and other observable inputs for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through internally developed, proprietary models that use both observable and unobservable market data inputs to derive an estimate of the fair value of the Company's contracts in its principal markets (see "Assumptions and Inputs"). There is no established market where financial guaranty insured credit derivatives are actively traded, therefore, management has determined that the exit market for the Company’s credit derivatives is a hypothetical one based on its entry market. Management has tracked the historical pricing of the Company’s deals to establish historical price points in the hypothetical market that are used in the fair value calculation. These contracts are classified as Level 3 in the fair value hierarchy since there is reliance on at least one unobservable input deemed significant to the valuation model, most importantly the Company’s estimate of the value of the non-standard terms and conditions of its credit derivative contracts and of the Company’s current credit standing.

The Company’s models and the related assumptions are continuously reevaluated by management and enhanced, as appropriate, based upon improvements in modeling techniques and availability of more timely and relevant market information.

The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining premiums the Company expects to receive or pay and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge or pay at the reporting date for the same protection. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company’s own credit risk and remaining contractual cash flows. The expected remaining contractual premium cash flows are the most readily observable inputs since they are based on the CDS contractual terms. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. Consistent with previous years, market conditions at June 30, 2015 were such that market prices of the Company’s CDS contracts were not available.

Management considers factors such as current prices charged for similar agreements, when available, performance of underlying assets, life of the instrument, and the nature and extent of activity in the financial guaranty credit derivative marketplace. The assumptions that management uses to determine the fair value may change in the future due to market conditions. Due to the inherent uncertainties of the assumptions used in the valuation models, actual experience may differ from the estimates reflected in the Company’s consolidated financial statements and the differences may be material.

Assumptions and Inputs

The various inputs and assumptions that are key to the establishment of the Company’s fair value for CDS contracts are as follows:

•Gross spread.

•The allocation of gross spread among:

◦	the profit the originator, usually an investment bank, realizes for putting the deal together and funding the transaction (“bank profit”);

◦	premiums paid to the Company for the Company’s credit protection provided (“net spread”); and

◦	the cost of CDS protection purchased by the originator to hedge their counterparty credit risk exposure to the Company (“hedge cost”).

•	The weighted average life which is based on Debt Service schedules.

The rates used to discount future expected premium cash flows ranged from 0.31% to 2.95% at June 30, 2015 and 0.26% to 2.66% at December 31, 2014.

The Company obtains gross spreads on its outstanding contracts from market data sources published by third parties (e.g. dealer spread tables for the collateral similar to assets within the Company’s transactions), as well as collateral-specific spreads provided by trustees or obtained from market sources. If observable market credit spreads are not available or reliable for the underlying reference obligations, then market indices are used that most closely resemble the underlying reference obligations, considering asset class, credit quality rating and maturity of the underlying reference obligations. These indices are adjusted to reflect the non-standard terms of the Company’s CDS contracts. Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. Management validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are un-published spread quotes from market participants or market traders who are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process.

With respect to CDS transactions for which there is an expected claim payment within the next twelve months, the allocation of gross spread reflects a higher allocation to the cost of credit rather than the bank profit component. In the current market, it is assumed that a bank would be willing to accept a lower profit on distressed transactions in order to remove these transactions from its financial statements.

The following spread hierarchy is utilized in determining which source of gross spread to use, with the rule being to use CDS spreads where available. If not available, CDS spreads are either interpolated or extrapolated based on similar transactions or market indices.

•Actual collateral specific credit spreads (if up-to-date and reliable market-based spreads are available).

•	Deals priced or closed during a specific quarter within a specific asset class and specific rating. No transactions closed during the periods presented.

•Credit spreads interpolated based upon market indices.

•Credit spreads provided by the counterparty of the CDS.

•	Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

Information by Credit Spread Type (1)

	As of June 30, 2015	As of December 31, 2014
Based on actual collateral specific spreads	0.1%	0.1%
Based on market indices	99.9%	99.9%
Total	100%	100%
 ____________________
(1)    Based on par.

Over time the data inputs can change as new sources become available or existing sources are discontinued or are no longer considered to be the most appropriate. It is the Company’s objective to move to higher levels on the hierarchy whenever possible, but it is sometimes necessary to move to lower priority inputs because of discontinued data sources or management’s assessment that the higher priority inputs are no longer considered to be representative of market spreads for a given type of collateral. This can happen, for example, if transaction volume changes such that a previously used spread index is no longer viewed as being reflective of current market levels.

The Company interpolates a curve based on the historical relationship between the premium the Company receives when a credit derivative is closed to the daily closing price of the market index related to the specific asset class and rating of the deal. This curve indicates expected credit spreads at each indicative level on the related market index. For transactions with unique terms or characteristics where no price quotes are available, management extrapolates credit spreads based on a similar transaction for which the Company has received a spread quote from one of the first three sources within the Company’s spread hierarchy. This alternative transaction will be within the same asset class, have similar underlying assets, similar credit ratings, and similar time to maturity. The Company then calculates the percentage of relative spread change quarter over quarter for the alternative transaction. This percentage change is then applied to the historical credit spread of the transaction for which no price quote was received in order to calculate the transactions’ current spread. Counterparties determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. These quotes are validated by cross-referencing quotes received from one market source with those quotes received from another market source to ensure reasonableness.

The premium the Company receives is referred to as the “net spread.” The Company’s pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the Company’s own credit spread affects the pricing of its deals. The Company’s own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the Company, as reflected by quoted market prices on CDS referencing AGM. For credit spreads on the Company’s name the Company obtains the quoted price of CDS contracts traded on AGM from market data sources published by third parties. The cost to acquire CDS protection referencing AGM affects the amount of spread on CDS deals that the Company retains and, hence, their fair value. As the cost to acquire CDS protection referencing AGM increases, the amount of premium the Company retains on a deal generally decreases. As the cost to acquire CDS protection referencing AGM decreases, the amount of premium the Company retains on a deal generally increases. In the Company’s valuation model, the premium the Company captures is not permitted to go below the minimum rate that the Company would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts. Given the current market conditions and the Company’s own credit spreads, approximately 13%, 19% and 19% based on number of deals, of the Company's CDS contracts are fair valued using this minimum premium as of June 30, 2015, March 31, 2015 and December 31, 2014, respectively. The percentage of deals that price using the minimum premiums fluctuates due to changes in AGM's credit spreads. In general when AGM's credit spreads narrow, the cost to hedge AGM's name declines and more transactions price above previously established floor levels. Meanwhile, when AGM's credit spreads widen, the cost to hedge AGM's name increases causing more transactions to price at previously established floor levels. The Company corroborates the assumptions in its fair value model, including the portion of exposure to AGM hedged by its counterparties, with independent third parties each reporting period. The current level of AGM’s own credit spread has resulted in the bank or deal originator hedging a significant portion of its exposure to AGM. This reduces the amount of contractual cash flows AGM can capture as premium for selling its protection.

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that the contractual terms of the Company's contracts typically do not require the posting of collateral by the guarantor. The extent of the hedge depends on the types of instruments insured and the current market conditions.

A fair value resulting in a credit derivative asset on protection sold is the result of contractual cash inflows on in-force deals in excess of what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the reporting date. If the Company were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would be able to realize a gain representing the difference between the higher contractual premiums to which it is entitled and the current market premiums for a similar contract. The Company determines the fair value of its CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of its CDS contracts and taking the present value of such amounts discounted at the corresponding LIBOR over the weighted average remaining life of the contract.

Example

The following is an example of how changes in gross spreads, the Company’s own credit spread and the cost to buy protection on the Company affect the amount of premium the Company can demand for its credit protection. The assumptions used in these examples are hypothetical amounts. Scenario 1 represents the market conditions in effect on the transaction date and Scenario 2 represents market conditions at a subsequent reporting date.

	Scenario 1		Scenario 2
	bps	% of Total	bps	% of Total
Original gross spread/cash bond price (in bps)	185		500
Bank profit (in bps)	115	62%	50	10%
Hedge cost (in bps)	30	16%	440	88%
The premium the Company receives per annum (in bps)	40	22%	10	2%

In Scenario 1, the gross spread is 185 basis points. The bank or deal originator captures 115 basis points of the original gross spread and hedges 10% of its exposure to AGM, when the CDS spread on AGM was 300 basis points (300 basis points × 10% = 30 basis points). Under this scenario the Company receives premium of 40 basis points, or 22% of the gross spread.

In Scenario 2, the gross spread is 500 basis points. The bank or deal originator captures 50 basis points of the original gross spread and hedges 25% of its exposure to AGM, when the CDS spread on AGM was 1,760 basis points (1,760 basis points × 25% = 440 basis points). Under this scenario the Company would receive premium of 10 basis points, or 2% of the gross spread. Due to the increased cost to hedge AGM's name, the amount of profit the bank would expect to receive, and the premium the Company would expect to receive decline significantly.

In this example, the contractual cash flows (the Company premium received per annum above) exceed the amount a market participant would require the Company to pay in today's market to accept its obligations under the CDS contract, thus resulting in an asset.

Strengths and Weaknesses of Model

The Company's credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

The primary strengths of the Company's CDS modeling techniques are:

•
The model takes into account the transaction structure and the key drivers of market value. The transaction structure includes par insured, weighted average life, level of subordination and composition of collateral.

•
The model maximizes the use of market-driven inputs whenever they are available. The key inputs to the model are market-based spreads for the collateral, and the credit rating of referenced entities. These are viewed by the Company to be the key parameters that affect fair value of the transaction.

•
The model is a consistent approach to valuing positions. The Company has developed a hierarchy for market-based spread inputs that helps mitigate the degree of subjectivity during periods of high illiquidity.

The primary weaknesses of the Company's CDS modeling techniques are:

•	There is no exit market or actual exit transactions. Therefore the Company’s exit market is a hypothetical one based on the Company’s entry market.

•	There is a very limited market in which to validate the reasonableness of the fair values developed by the Company’s model.

•	At June 30, 2015 and December 31, 2014, the markets for the inputs to the model were highly illiquid, which impacts their reliability.

•
Due to the non-standard terms under which the Company enters into derivative contracts, the fair value of its credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

These contracts were classified as Level 3 in the fair value hierarchy because there is a reliance on at least one unobservable input deemed significant to the valuation model, most significantly the Company's estimate of the value of non-standard terms and conditions of its credit derivative contracts and amount of protection purchased on AGM's name.

Fair Value Option on FG VIEs' Assets and Liabilities

The Company elected the fair value option for all the FG VIEs' assets and liabilities. See Note 9, Consolidated Variable Interest Entities.

The FG VIEs issued securities collateralized by first lien and second lien RMBS. The lowest level input that is significant to the fair value measurement of these assets and liabilities was a Level 3 input (i.e., unobservable), therefore management classified them as Level 3 in the fair value hierarchy. Prices are generally determined with the assistance of an independent third-party, based on a discounted cash flow approach. The models to price the FG VIEs’ liabilities used, where appropriate, inputs such as estimated prepayment speeds; market values of the assets that collateralize the securities; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); yields implied by market prices for similar securities; house price depreciation/appreciation rates based on macroeconomic forecasts and, for those liabilities insured by the Company, the benefit from the Company’s insurance policy guaranteeing the timely payment of principal and interest, taking into account the timing of the potential default and the Company’s own credit rating. The third-party also utilizes an internal model to determine an appropriate yield at which to discount the cash flows of the security, by factoring in collateral types, weighted-average lives, and other structural attributes specific to the security being priced. The expected yield is further calibrated by utilizing algorithms designed to aggregate market color, received by the third-party, on comparable bonds.

The fair value of the Company’s FG VIE assets is generally sensitive to changes related to estimated prepayment speeds; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); discount rates implied by market prices for similar securities; and house price depreciation/appreciation rates based on macroeconomic forecasts. Significant changes to some of these inputs could materially change the market value of the FG VIE’s assets and the implied collateral losses within the transaction. In general, the fair value of the FG VIE asset is most sensitive to changes in the projected collateral losses, where an increase in collateral losses typically leads to a decrease in the fair value of FG VIE assets, while a decrease in collateral losses typically leads to an increase in the fair value of FG VIE assets. These factors also directly impact the fair value of the Company’s FG VIE liabilities.

The fair value of the Company’s FG VIE liabilities is also generally sensitive to changes relating to estimated prepayment speeds; market values of the underlying assets; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); discount rates implied by market prices for similar securities; and house price depreciation/appreciation rates based on macroeconomic forecasts. In addition, the Company’s FG VIE liabilities with recourse are also sensitive to changes in the Company’s implied credit worthiness. Significant changes to any of these inputs could materially change the timing of expected losses within the insured transaction which is a significant factor in determining the implied benefit from the Company’s insurance policy guaranteeing the timely payment of principal and interest for the tranches of debt issued by the FG VIE that is insured by the Company. In general, extending the timing of expected loss payments by the Company into the future typically leads to a decrease in the value of the Company’s insurance and a decrease in the fair value of the Company’s FG VIE liabilities with recourse, while a shortening of the timing of expected loss payments by the Company typically leads to an increase in the value of the Company’s insurance and an increase in the fair value of the Company’s FG VIE liabilities with recourse.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

The fair value of the Company's financial guaranty contracts accounted for as insurance is based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. It is based on a variety of factors that may include pricing assumptions management has observed for portfolio transfers, commutations, and acquisitions that have occurred in the financial guaranty market, and includes adjustments to the carrying value of unearned premium reserve for stressed losses, ceding commissions and return on capital. The significant inputs were not readily observable. The Company accordingly classified this fair value measurement as Level 3.

Other Invested Assets

Other invested assets primarily consist of a surplus note issued by AGC to AGM and assets acquired in refinancing transactions. The fair value of the surplus note was determined by calculating the effect of changes in U.S. Treasury yield adjusted for a credit factor at the end of each reporting period. The fair value measurement of the surplus note was classified as Level 3.

The fair value of the assets acquired in refinancing transactions was determined by calculating the present value of the expected cash flows. The Company uses a market approach to determine discounted future cash flows using market driven discount rates and a variety of assumptions, including a projection of the LIBOR rate and prepayment and default assumptions. The fair value measurement was classified as Level 3 in the fair value hierarchy because there is a reliance on significant unobservable inputs to the valuation model, including the discount rates, prepayment and default assumptions, loss severity and recovery on delinquent loans.

Other Assets and Other Liabilities

The Company’s other assets and other liabilities consist predominantly of accrued interest, receivables for securities sold and payables for securities purchased, the carrying values of which approximate fair value.

Notes Payable

The fair value of the notes payable was determined by calculating the present value of the expected cash flows. The Company uses a market approach to determine discounted future cash flows using market driven discount rates and a variety of assumptions, if applicable, including LIBOR curve projections, prepayment and default assumptions, and AGM CDS spreads. The fair value measurement was classified as Level 3 in the fair value hierarchy.

Financial Instruments Carried at Fair Value

Amounts recorded at fair value in the Company's financial statements are presented in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of June 30, 2015

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$4,223	$—	$4,216	$7
U.S. government and agencies	66	—	66	—
Corporate securities	570	—	493	77
Mortgage-backed securities:
RMBS	540	—	234	306
Commercial mortgage-backed securities ("CMBS")	220	—	220	—
Asset-backed securities	161	—	63	98
Foreign government securities	198	—	198	—
Total fixed-maturity securities	5,978	—	5,490	488
Short-term investments	364	232	132	—
Other invested assets (1)	87	—	6	81
Credit derivative assets	89	—	—	89
FG VIEs’ assets, at fair value	910	—	—	910
Other assets	29	—	—	29
Total assets carried at fair value	$7,457	$232	$5,628	$1,597
Liabilities:
Credit derivative liabilities	$288	$—	$—	$288
FG VIEs’ liabilities with recourse, at fair value	811	—	—	811
FG VIEs’ liabilities without recourse, at fair value	128	—	—	128
Other liabilities	17	—	—	17
Total liabilities carried at fair value	$1,244	$—	$—	$1,244

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2014

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$4,189	$—	$4,181	$8
U.S. government and agencies	69	—	69	—
Corporate securities	643	—	564	79
Mortgage-backed securities:
RMBS	661	—	262	399
Commercial mortgage-backed securities ("CMBS")	266	—	266	—
Asset-backed securities	193	—	98	95
Foreign government securities	191	—	191	—
Total fixed-maturity securities	6,212	—	5,631	581
Short-term investments	377	197	180	—
Other invested assets (1)	99	—	16	83
Credit derivative assets	79	—	—	79
FG VIEs’ assets, at fair value	823	—	—	823
Other assets	17	—	—	17
Total assets carried at fair value	$7,607	$197	$5,827	$1,583
Liabilities:
Credit derivative liabilities	$287	$—	$—	$287
FG VIEs’ liabilities with recourse, at fair value	830	—	—	830
FG VIEs’ liabilities without recourse, at fair value	114	—	—	114
Total liabilities carried at fair value	$1,231	$—	$—	$1,231
____________________

(1)	Includes Level 3 mortgage loans that are recorded at fair value on a non-recurring basis.

Changes in Level 3 Fair Value Measurements

The table below presents a roll forward of the Company's Level 3 financial instruments carried at fair value on a recurring basis during Second Quarter 2015 and 2014, and Six Months 2015 and 2014.

Fair Value Level 3 Rollforward
Recurring Basis
Second Quarter 2015

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		Corporate Securities		RMBS		Asset- Backed Securities		Other Invested Assets		FG VIEs’ Assets at Fair Value		Other Assets		Credit Derivative Asset (Liability), net(5)		FG VIEs' Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of March 31, 2015	$8		$79		$355		$96		$76		$926		$19		$(194)		$(836)		$(116)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	(1)	(2)	(3)	(2)	8	(2)	3	(2)	0	(2)	11	(3)	10	(4)	12	(6)	(3)	(3)	(15)	(3)
Other comprehensive income (loss)	0		1		(8)		0		0		—		—		—		—		—
Purchases	—		—		0		—		—		—		—		—		—		—
Settlements	—		—		(49)		(1)		0		(27)		—		(17)		28		3
FG VIE consolidations	—		—		—		—		—		—		—		—		—		—
Fair value as of June 30, 2015	$7		$77		$306		$98		$76		$910		$29		$(199)		$(811)		$(128)
Change in unrealized gains/(losses) related to financial instruments held as of June 30, 2015	$0		$1		$(7)		$0		$0		$22		$10		$7		$(5)		$(4)

Fair Value Level 3 Rollforward
Recurring Basis
Second Quarter 2014

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		Corporate Securities		RMBS		Asset- Backed Securities		Other Invested Assets	FG VIEs’ Assets at Fair Value		Other Assets		Credit Derivative Asset (Liability), net(5)		FG VIEs' Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of March 31, 2014	$8		$138		$239		$120		$48	$817		$17		$(259)		$(902)		$(81)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	0	(2)	(7)	(2)	5	(2)	2	(2)	—	34	(3)	(2)	(4)	54	(6)	(23)	(3)	(27)	(3)
Other comprehensive income (loss)	0		(25)		5		0		1	—		—		—		—		—
Purchases	—		—		—		—		—	—		—		—		—		—
Settlements	0		—		(11)		(1)		0	(26)		—		(10)		26		—
FG VIE consolidations	—		—		—		—		—	46		—		—		(25)		(21)
FG VIE deconsolidations	—		—		—		—		—	(25)		—		—		—		25
Fair value as of June 30, 2014	$8		$106		$238		$121		$49	$846		$15		$(215)		$(924)		$(104)
Change in unrealized gains/(losses) related to financial instruments held as of June 30, 2014	$0		$(25)		$5		$0		$1	$36		$(2)		$44		$(23)		$6

Fair Value Level 3 Rollforward
Recurring Basis
Six Months 2015

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		Corporate Securities		RMBS		Asset- Backed Securities		Other Invested Assets		FG VIEs’ Assets at Fair Value		Other Assets		Credit Derivative Asset (Liability), net(5)		FG VIEs' Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of December 31, 2014	$8		$79		$399		$95		$78		$823		$17		$(208)		$(830)		$(114)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	0	(2)	(1)	(2)	15	(2)	4	(2)	0	(2)	37	(3)	12	(4)	31	(6)	89	(3)	(19)	(3)
Other comprehensive income (loss)	0		(1)		(3)		0		2		—		—		—		—		—
Purchases	—		—		8		—		—		—		—		—		—		—
Settlements	(1)		—		(113)		(1)		(4)		(54)		—		(22)		61		5
FG VIE consolidations	—		—		—		—		—		104		—		—		(131)		—
Fair value as of June 30, 2015	$7		$77		$306		$98		$76		$910		$29		$(199)		$(811)		$(128)
Change in unrealized gains/(losses) related to financial instruments held as of June 30, 2015	$0		$(1)		$(1)		$0		$2		$59		$12		$9		$(17)		$(8)

Fair Value Level 3 Rollforward
Recurring Basis
Six Months 2014

	Fixed-Maturity Securities
	Obligations of State and Political Subdivisions		Corporate Securities		RMBS		Asset- Backed Securities		Other Invested Assets	FG VIEs’ Assets at Fair Value		Other Assets		Credit Derivative Asset (Liability), net(5)		FG VIEs' Liabilities with Recourse, at Fair Value		FG VIEs’ Liabilities without Recourse, at Fair Value
	(in millions)
Fair value as of December 31, 2013	$8		$136		$238		$141		$2	$1,691		$21		$(228)		$(1,275)		$(686)
Total pretax realized and unrealized gains/(losses) recorded in:(1)
Net income (loss)	0	(2)	(4)	(2)	8	(2)	9	(2)	—	109	(3)	(6)	(4)	29	(6)	(86)	(3)	(32)	(3)
Other comprehensive income (loss)	0		(21)		14		2		2	—		—		—		—		—
Purchases	—		—		—		—		45	—		—		—		—		—
Settlements	0		(5)		(22)		(31)		0	(302)		—		(16)		289		8
FG VIE consolidations	—		—		—		—		—	46		—		—		(25)		(21)
FG VIE deconsolidations	—		—		0		—		—	(698)		—		—		173		627
Fair value as of June 30, 2014	$8		$106		$238		$121		$49	$846		$15		$(215)		$(924)		$(104)
Change in unrealized gains/(losses) related to financial instruments held as of June 30, 2014	$0		$(21)		$13		$2		$2	$57		$(6)		$11		$(40)		$(4)
____________________

(1)
Realized and unrealized gains (losses) from changes in values of Level 3 financial instruments represent gains (losses) from changes in values of those financial instruments only for the periods in which the instruments were classified as Level 3.

(2)	Included in net realized investment gains (losses) and net investment income.

(3)	Included in fair value gains (losses) on FG VIEs.

(4)	Recorded in fair value gains (losses) on committed capital securities.

(5)	Represents net position of credit derivatives. The consolidated balance sheet presents gross assets and liabilities based on net counterparty exposure.

(6)	Reported in net change in fair value of credit derivatives.

(7)    Includes a non-cash transaction.

In addition to the amounts shown in the tables above, the Company entered into a forward commitment to acquire a loss mitigation security and recorded its fair value loss of $17 million in "other liabilities" in the consolidated balance sheet as of June 30, 2015.

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
At June 30, 2015

Financial Instrument Description (1)	Fair Value at June 30, 2015 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets:
Fixed-maturity securities:
Obligations of state and political subdivisions	$7	Rate of inflation	1.0%	-	3.0%	2.0%
		Cash flow receipts	0.5%	-	21.2%	13.1%
		Yield	4.6%
		Collateral recovery period	1 month	-	8.1 years	4.0 years

Corporate securities	77	Yield	18.7%

RMBS	306	CPR	0.3%	-	7.5%	2.6%
		CDR	2.6%	-	12.1%	5.3%
		Loss severity	57.0%	-	100.0%	76.3%
		Yield	4.6%	-	9.5%	5.9%
Asset-backed securities:
Investor owned utility	98	Cash flow receipts	100%
		Collateral recovery period	3.4 years
		Discount factor	7.0%

Other invested assets	81	Discount for lack of liquidity	20%
		Recovery on delinquent loans	40%
		Default rates	0.0%	-	5.0%	4.5%
		Loss severity	40.0%	-	75.0%	68.5%
		Prepayment speeds	8.0%	-	15.0%	12.3%
		Net asset value (per share)	$978	-	$1,162	$1,060

FG VIEs’ assets, at fair value	910	CPR	2.0%	-	7.5%	3.3%
		CDR	1.6%	-	18.5%	4.5%
		Loss severity	40.0%	-	100.0%	77.7%
		Yield	2.9%	-	16.6%	6.4%

Financial Instrument Description (1)	Fair Value at June 30, 2015 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Other assets	29	Quotes from third party pricing	$41
		Term (years)	5 years

Liabilities:
Credit derivative liabilities, net	(199)	Hedge cost (in bps)	31.3	-	307.5	46.8
		Bank profit (in bps)	7.1	-	754.6	73.5
		Internal floor (in bps)	7.0	-	100.0	28.0
		Internal credit rating	AAA	-	CCC	AAA

FG VIEs’ liabilities, at fair value	(939)	CPR	2.0%	-	7.5%	3.3%
		CDR	1.6%	-	18.5%	4.5%
		Loss severity	40.0%	-	100.0%	77.7%
		Yield	2.8%	-	16.6%	5.2%
___________________

(1)	Discounted cash flow is used as valuation technique for all financial instruments.

 Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2014

Financial Instrument Description (1)	Fair Value at December 31, 2014 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets:
Fixed-maturity securities:
Obligations of state and political subdivisions	$8	Rate of inflation	1.0%	-	3.0%	2.0%
		Cash flow receipts	0.5%	-	22.4%	22.1%
		Yield	4.6%
		Collateral recovery period	1 month	-	9 years	8.4 years

Corporate securities	79	Yield	17.8%

RMBS	399	CPR	0.3%	-	8.1%	3.1%
		CDR	3.1%	-	10.6%	5.4%
		Loss severity	52.6%	-	100.0%	75.7%
		Yield	4.6%	-	11.7%	6.4%
Asset-backed securities:
Investor owned utility	95	Cash flow receipts	100%
		Collateral recovery period	4 years
		Discount factor	7.0%

Other invested assets	83	Discount for lack of liquidity	20%
		Recovery on delinquent loans	40%
		Default rates	0.0%	-	7.0%	5.8%
		Loss severity	40.0%	-	75.0%	68.3%
		Prepayment speeds	5.0%	-	15.0%	12.3%
		Net asset value (per share)	$965	-	$1,159	$1,082

FG VIEs’ assets, at fair value	823	CPR	0.3%	-	7.0%	3.2%
		CDR	1.6%	-	11.8%	4.4%
		Loss severity	40.0%	-	100.0%	81.4%
		Yield	2.7%	-	17.7%	7.9%

Financial Instrument Description (1)	Fair Value at December 31, 2014 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Other assets	17	Quotes from third party pricing	$52	-	$57	$54.5
		Term (years)	5 years

Liabilities:
Credit derivative liabilities, net	(208)	Hedge cost (in bps)	21.2	-	243.8	38.6
		Bank profit (in bps)	1.0	-	916.9	48.6
		Internal floor (in bps)	7.0	-	100.0	9.2
		Internal credit rating	AAA	-	CCC	AAA

FG VIEs’ liabilities, at fair value	(944)	CPR	0.3%	-	7.0%	3.2%
		CDR	1.6%	-	11.8%	4.4%
		Loss severity	40.0%	-	100.0%	81.4%
		Yield	2.7%	-	17.7%	6.2%
___________________

(1)	Discounted cash flow is used as valuation technique for all financial instruments.

The carrying amount and estimated fair value of the Company's financial instruments are presented in the following table.

Fair Value of Financial Instruments

	As of June 30, 2015		As of December 31, 2014
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets:
Fixed-maturity securities	$5,978	$5,978	$6,212	$6,212
Short-term investments	364	364	377	377
Other invested assets	394	459	407	491
Credit derivative assets	89	89	79	79
FG VIEs’ assets, at fair value	910	910	823	823
Other assets	103	103	89	89
Liabilities:
Financial guaranty insurance contracts(1)	2,180	3,398	2,325	3,279
Notes payable	16	14	19	16
Credit derivative liabilities	288	288	287	287
FG VIEs’ liabilities with recourse, at fair value	811	811	830	830
FG VIEs’ liabilities without recourse, at fair value	128	128	114	114
Other liabilities	32	32	21	21
____________________

(1)	Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses, and salvage and subrogation and other recoverables net of reinsurance.

8.    Financial Guaranty Contracts Accounted for as Credit Derivatives

Credit Derivatives

The Company has a portfolio of financial guaranty contracts that meet the definition of a derivative in accordance with GAAP (primarily CDS).

Credit derivative transactions are governed by ISDA documentation and have different characteristics from financial guaranty insurance contracts. For example, the Company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the Company issues a financial guaranty insurance contract. In addition, there are more circumstances under which the Company may be obligated to make payments. Similar to a financial guaranty insurance contract, the Company would be obligated to pay if the obligor failed to make a scheduled payment of principal or interest in full. However, the Company may also be required to pay if the obligor becomes bankrupt or if the reference obligation were restructured if, after negotiation, those credit events are specified in the documentation for the credit derivative transactions. Furthermore, the Company may be required to make a payment due to an event that is unrelated to the performance of the obligation referenced in the credit derivative. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the Company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. In that case, the Company may be required to make a termination payment to its swap counterparty upon such termination. The Company may not unilaterally terminate a CDS contract; however, the Company on occasion has mutually agreed with various counterparties to terminate certain CDS transactions.

Credit Derivative Net Par Outstanding by Sector

The estimated remaining weighted average life of credit derivatives was 2.7 years at June 30, 2015 and 2.5 years at December 31, 2014. The components of the Company's credit derivative net par outstanding are presented below.

Credit Derivatives
Subordination and Ratings

	As of June 30, 2015				As of December 31, 2014
Asset Type	Net Par Outstanding	Original Subordination (1)	Current Subordination (1)	Weighted Average Credit Rating	Net Par Outstanding	Original Subordination (1)	Current Subordination (1)	Weighted Average Credit Rating
	(dollars in millions)
Pooled corporate obligations:
Collateralized loan obligations/collateralized bond obligations	$5,879	29.5%	36.6%	AAA	$7,375	29.6%	33.6%	AAA
Synthetic investment grade pooled corporate	4,869	21.8	19.4	AAA	7,354	22.3	20.3	AAA
Trust preferred securities collateralized debt obligations ("TruPS CDOs")	5	56.0	92.0	AAA	9	56.0	86.4	AAA
Market value CDOs of corporate obligations	946	17.0	15.1	AAA	946	17.0	20.1	AAA
Total pooled corporate obligations	11,699	25.3	27.7	AAA	15,684	25.5	26.6	AAA
U.S. RMBS:
Subprime first lien	50	—	—	AAA	55	—	—	AAA
Closed-end second lien	56	—	—	BBB+	61	—	—	BBB+
Total U.S. RMBS	106	—	—	AA-	116	—	—	AA-
Other	2,256	—	—	A-	2,393	—	—	A-
Total	$14,061			AAA	$18,193			AAA
____________________

(1)	Represents the sum of subordinate tranches and over-collateralization and does not include any benefit from excess interest collections that may be used to absorb losses.

The Company’s exposure to pooled corporate obligations is highly diversified in terms of obligors and industries. Most pooled corporate transactions are structured to limit exposure to any given obligor and industry. The majority of the Company’s pooled corporate exposure consists of collateralized loan obligation (“CLO”) or synthetic pooled corporate obligations. Most of these CLOs have an average obligor size of less than 1% of the total transaction and typically restrict the maximum exposure to any one industry to approximately 10%. The Company’s exposure also benefits from embedded credit enhancement in the transactions which allows a transaction to sustain a certain level of losses in the underlying collateral, further insulating the Company from industry specific concentrations of credit risk on these deals.

The $2.3 billion of exposure in "Other" CDS contracts as of June 30, 2015 comprises numerous deals typically structured with significant underlying credit enhancement and spread across various asset classes, such as commercial receivables, international RMBS, infrastructure, regulated utilities and consumer receivables. AGM had guaranteed a CDS that referenced the entire issued and outstanding amount of a class of securities for an insurance reserve financing transaction. On July 9, 2015, in consideration of a cash payment by AGM, the swap counterparty delivered to AGM all of the referenced securities, and the parties terminated the CDS.

Distribution of Credit Derivative Net Par Outstanding by Internal Rating

	As of June 30, 2015		As of December 31, 2014
Ratings	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in millions)
AAA	$10,739	76.4%	$14,471	79.5%
AA	1,561	11.1	1,843	10.1
A	870	6.2	920	5.1
BBB	768	5.4	830	4.6
BIG	123	0.9	129	0.7
Credit derivative net par outstanding	$14,061	100.0%	$18,193	100.0%

Fair Value of Credit Derivatives

Net Change in Fair Value of Credit Derivatives Gain (Loss)

	Second Quarter		Six Months
	2015	2014	2015	2014
	(in millions)
Realized gains on credit derivatives (1)	$5	$10	$22	$19
Net credit derivative losses (paid and payable) recovered and recoverable and other settlements	0	0	0	(1)
Realized gains (losses) and other settlements on credit derivatives	5	10	22	18
Net change in unrealized gains (losses) on credit derivatives:
Pooled corporate obligations	(20)	31	(20)	17
U.S. RMBS	1	0	1	0
Other	26	13	28	(6)
Net change in unrealized gains (losses) on credit derivatives	7	44	9	11
Net change in fair value of credit derivatives	$12	$54	$31	$29
____________________

(1)
Includes realized gain due to terminations of CDS contracts of $7 thousand and $0.4 million for Second Quarter 2015 and Second Quarter 2014, respectively, and $11 million and $0.6 million for Six Months 2015 and Six Months 2014, respectively. Net par of $0.1 billion and $0.2 billion were terminated in Second Quarter 2015 and Second Quarter 2014, respectively, and $0.1 billion and $0.5 billion for Six Months 2015 and Six Months 2014, respectively. CDS terminations in Six Months 2015 also included a payment received from the resolution of a dispute related to a termination of CDS in 2008.

During Second Quarter 2015, unrealized fair value gains were generated primarily in the Other sector. The unrealized gains were a result of improvements in the credit rating of one of the Company’s reinsurers. This improvement in credit rating increased the Company’s credit value adjustment for this particular reinsurer, leading to an unrealized mark to market gain on several policies. The unrealized gains were partially offset by unrealized losses in the pooled corporate sector as a result of implied net spreads on these transactions widening during the period. The net spreads widened as a result of declines in pricing on the underlying collateral of the Company’s pooled corporate transactions.

 During Six Months 2015, unrealized fair value gains were generated primarily in the Other sector. The unrealized gains were a result of improvements in the credit rating of one of the Company’s reinsurers. This improvement in credit rating increased the Company’s credit value adjustment for this particular reinsurer, leading to an unrealized mark to market gain on several policies. The unrealized gains were partially offset by unrealized losses in the pooled corporate sector as a result of implied net spreads on these transactions widening during the period. The net spreads widened as a result of declines in pricing on the underlying collateral of the Company’s pooled corporate transactions.

During Second Quarter 2014, unrealized fair value gains were generated primarily in the pooled corporate obligations and Other sectors due to tighter implied net spreads. The tighter implied net spreads were primarily a result of the increased cost to buy protection in AGM’s name, particularly for the one year CDS spread, as the market cost of AGM’s credit protection increased during the period. These transactions were pricing at or above their floor levels; therefore when the cost of purchasing CDS protection on AGM, which management refers to as the CDS spread on AGM, increased the implied spreads that the Company would expect to receive on these transactions decreased.

During Six Months 2014, unrealized fair value gains were generated in the pooled corporate obligations sector. The unrealized gains were a result of the run-off of outstanding exposure as the transactions in this sector approach maturity, as well as the expiration of several large synthetic high yield pooled corporate transactions. The unrealized gains were partially offset by unrealized losses in the Other sector. The unrealized losses in Other were a result of the decreased cost to buy protection in AGM’s name as the market cost of AGM’s credit protection decreased during the period. The transactions in the Other sector were pricing above their floor levels; therefore when the cost of purchasing CDS protection on AGM decreased, the implied spreads that the Company would expect to receive on these transactions increased.

The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company’s own credit cost based on the price to purchase credit protection on AGM. The Company determines its own credit risk based on quoted CDS prices traded on the Company at each balance sheet date.
Five-Year CDS Spread on AGM
Quoted price of CDS contract (in basis points)

	As of June 30, 2015	As of March 31, 2015	As of December 31, 2014	As of June 30, 2014	As of March 31, 2014	As of December 31, 2013
AGM	410	341	325	346	305	525

One-Year CDS Spread on AGM
Quoted price of CDS contract (in basis points)

	As of June 30, 2015	As of March 31, 2015	As of December 31, 2014	As of June 30, 2014	As of March 31, 2014	As of December 31, 2013
AGM	125	80	85	115	70	220

Fair Value of Credit Derivatives Assets (Liabilities)
and Effect of AGM
Credit Spreads

	As of June 30, 2015	As of December 31, 2014
	(in millions)
Fair value of credit derivatives before effect of AGM credit spread	$(323)	$(344)
Plus: Effect of AGM credit spread	124	136
Net fair value of credit derivatives	$(199)	$(208)

The fair value of CDS contracts at June 30, 2015, before considering the implications of AGM’s credit spreads, is a direct result of continued wide credit spreads in the fixed income security markets and ratings downgrades. The asset class that remain most affected is a Triple-X life securitization transaction. Comparing June 30, 2015 with December 31, 2014, there was a slight narrowing of spreads primarily related to pooled corporate obligations. This slight narrowing of spreads combined with the runoff of par outstanding and termination of CDS contracts, resulted in a gain of approximately $21 million, before taking into account AGM’s credit spreads.

 Management believes that the trading level of AGM’s credit spreads over the past several years has been due to the correlation between AGM’s risk profile and the current risk profile of the broader financial markets and to increased demand for credit protection against AGM as the result of its financial guaranty volume, as well as the overall lack of liquidity in the CDS market. Offsetting the benefit attributable to AGM’s credit spread were higher credit spreads in the fixed income security markets. The higher credit spreads in the fixed income security market are due to the lack of liquidity in the high yield CDO, and CLO markets as well as continuing market concerns over the 2005-2007 vintages of RMBS.

The following table presents the fair value and the present value of expected claim payments or recoveries (i.e. net expected loss to be paid as described in Note 5) for contracts accounted for as derivatives.

Net Fair Value and Expected Losses
of Credit Derivatives by Sector

	Fair Value of Credit Derivative Asset (Liability), net		Expected Loss to be (Paid) Recovered
Asset Type	As of June 30, 2015	As of December 31, 2014	As of June 30, 2015	As of December 31, 2014
	(in millions)
Pooled corporate obligations	$(10)	$10	$—	$—
U.S. RMBS	(6)	(7)	(4)	(4)
Other	(183)	(211)	(1)	(2)
Total	$(199)	$(208)	$(5)	$(6)

Sensitivity to Changes in Credit Spread

The following table summarizes the estimated change in fair values on the net balance of the Company's credit derivative positions assuming immediate parallel shifts in credit spreads on AGM and on the risks that it assumes.

Effect of Changes in Credit Spread
As of June 30, 2015

Credit Spreads(1)	Estimated Net Fair Value (Pre-Tax)	Estimated Change in Gain/(Loss) (Pre-Tax)
	(in millions)
100% widening in spreads	$(360)	$(161)
50% widening in spreads	(280)	(81)
25% widening in spreads	(240)	(41)
10% widening in spreads	(216)	(17)
Base Scenario	(199)	—
10% narrowing in spreads	(184)	15
25% narrowing in spreads	(165)	34
50% narrowing in spreads	(129)	70
 ____________________

(1)	Includes the effects of spreads on both the underlying asset classes and the Company’s own credit spread.

9.    Consolidated Variable Interest Entities

The Company provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs. AGM does not act as the servicer or collateral manager for any VIE obligations that it insures. The transaction structure generally provides certain financial protections to the Company. This financial protection can take several forms, the most common of which are overcollateralization, first loss protection (or subordination) and excess spread. In the case of overcollateralization (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations guaranteed by the Company), the structure allows defaults of the securitized assets before a default is experienced on the structured finance obligation guaranteed by the Company. In the case of first loss, the financial guaranty insurance policy only covers a senior layer of losses experienced by multiple obligations issued by special purpose entities, including VIEs. The first loss exposure with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the financial assets contributed to special purpose entities, including VIEs, generate cash flows that are in excess of the interest payments on the debt issued by the special purpose entity. Such excess spread is typically distributed through the transaction’s cash flow waterfall and may be used to create additional credit enhancement, applied to redeem debt issued by the special purpose entities, including VIEs (thereby, creating additional overcollateralization), or distributed to equity or other investors in the transaction.

AGM is not primarily liable for the debt obligations issued by the VIEs they insure and would only be required to make payments on these insured debt obligations in the event that the issuer of such debt obligations defaults on any principal or interest due and only for the amount of the shortfall. AGM’s creditors do not have any rights with regard to the collateral supporting the debt issued by the FG VIEs. Proceeds from sales, maturities, prepayments and interest from such underlying collateral may only be used to pay Debt Service on VIE liabilities. Net fair value gains and losses on FG VIEs are expected to reverse to zero at maturity of the VIE debt, except for net premiums received and net claims paid by AGM under the financial guaranty insurance contract. The Company’s estimate of expected loss to be paid for FG VIEs is included in Note 5, Expected Loss to be Paid.

As part of the terms of its financial guaranty contracts, the Company obtains certain protective rights with respect to the VIE that are triggered by the occurrence of certain events, such as failure to be in compliance with a covenant due to poor deal performance or a deterioration in a servicer or collateral manager's financial condition. At deal inception, the Company typically is not deemed to control a VIE; however, once a trigger event occurs, the Company's control of the VIE typically increases. The Company continuously evaluates its power to direct the activities that most significantly impact the economic performance of VIEs that have debt obligations insured by the Company and, accordingly, where the Company is obligated to absorb VIE losses or receive benefits that could potentially be significant to the VIE. The Company obtains protective rights under its insurance contracts that give the Company additional controls over a VIE if there is either deterioration of deal performance or in the financial health of the deal servicer. The Company is deemed to be the control party for certain VIEs under GAAP, typically when its protective rights give it the power to both terminate and replace the deal servicer, which are characteristics specific to the Company's financial guaranty contracts. If the protective rights that could make the Company the control party have not been triggered, then the VIE is not consolidated. If the Company is deemed no longer to have those protective rights, the transaction is deconsolidated.

Consolidated FG VIEs

Number of FG VIEs Consolidated

	Six Months
	2015	2014
Beginning of the period, December 31	25	32
Consolidated(1)	1	1
Deconsolidated(1)	—	(6)
Matured	—	(2)
End of the period, June 30	26	25
____________________

(1)
Net loss on consolidation was $26 million in Six Months 2015 and net gain on deconsolidation was $102 million in Six Months 2014, and recorded in “fair value gains (losses) on FG VIEs” in the consolidated statement of operations.

The total unpaid principal balance for the FG VIEs' assets that were over 90 days or more past due was approximately $197 million at June 30, 2015 and $177 million at December 31, 2014. The aggregate unpaid principal of the FG VIEs' assets was approximately $652 million greater than the aggregate fair value at June 30, 2015. The aggregate unpaid principal of the FG VIEs' assets was approximately $670 million greater than the aggregate fair value at December 31, 2014.

The change in the instrument-specific credit risk of the FG VIEs' assets held as of June 30, 2015 that was recorded in the consolidated statements of operations for Second Quarter 2015 and Six Months 2015 were gains of $4 million and losses of $3 million, respectively. The change in the instrument-specific credit risk of the FG VIEs' assets, held as of June 30, 2014 that was recorded in the consolidated statements of operations for Second Quarter 2014 and Six Months 2014 were gains of $28 million and $50 million, respectively. To calculate the instrument specific credit risk, the changes in the fair value of the FG VIE assets are allocated between those changes that are due to the instrument specific credit risk and those are due to other factors, including interest rates. The instrument specific credit risk amount is determined by using expected contractual cash flows versus current expected cash flows discounted at original contractual rate. The net present value is calculated by discounting the expected cash flows of the underlying security, excluding the Company’s financial guaranty insurance, at the relevant effective interest rate.

The unpaid principal for FG VIE liabilities with recourse was $1,207 million and $1,132 million as of June 30, 2015 and December 31, 2014, respectively. FG VIE liabilities with recourse will mature at various dates ranging from 2025 to 2038. The aggregate unpaid principal balance of the FG VIE liabilities with and without recourse was approximately $623 million greater than the aggregate fair value of the FG VIEs’ liabilities as of June 30, 2015. The aggregate unpaid principal balance was approximately $548 million greater than the aggregate fair value of the FG VIEs’ liabilities as of December 31, 2014.

The table below shows the carrying value of the consolidated FG VIEs' assets and liabilities in the consolidated financial statements, segregated by the types of assets that collateralize their respective debt obligations for FG VIE liabilities with recourse.

Consolidated FG VIEs
By Type of Collateral

	As of June 30, 2015		As of December 31, 2014
	Assets	Liabilities	Assets	Liabilities
	(in millions)
With recourse:
U.S. RMBS first lien	$594	$562	$498	$570
U.S. RMBS second lien	181	249	193	260
Total with recourse	775	811	691	830
Without recourse	135	128	132	114
Total	$910	$939	$823	$944

The consolidation of FG VIEs has a significant effect on net income and shareholder’s equity due to (1) changes in fair value gains (losses) on FG VIE assets and liabilities, (2) the elimination of premiums and losses related to the FG VIE liabilities with recourse and (3) the elimination of investment balances related to the Company’s purchase of AGM-insured FG VIE debt. Upon consolidation of a FG VIE, the related insurance and, if applicable, the related investment balances, are considered intercompany transactions and therefore eliminated. Such eliminations are included in the table below to present the full effect of consolidating FG VIEs.

Effect of Consolidating FG VIEs on Net Income,
Cash Flows From Operating Activities and Shareholder's Equity

	Second Quarter		Six Months
	2015	2014	2015	2014
	(in millions)
Net earned premiums	$(5)	$(4)	$(9)	$(21)
Net investment income	(2)	(3)	(4)	(6)
Net realized investment gains (losses)	(1)	(5)	(1)	(4)
Fair value gains (losses) on FG VIEs	7	25	(4)	171
Other income (loss)	0	0	0	(2)
Loss and LAE	2	8	7	7
Effect on net income before tax	1	21	(11)	145
Less: tax provision (benefit)	0	8	(4)	51
Effect on net income (loss)	$1	$13	$(7)	$94

Effect on cash flows from operating activities	$19	$46	$31	$38

	As of June 30, 2015	As of December 31, 2014
	(in millions)
Effect on shareholder’s equity (decrease) increase	$(31)	$(25)

Fair value gains (losses) on FG VIEs represent the net change in fair value on the consolidated FG VIEs' assets and liabilities. During Second Quarter 2015, the Company recorded a pre-tax net fair value gain on consolidated FG VIEs of $7 million. The primary driver of the loss was mark-to-market gains due to price appreciation on the FG VIE assets during the quarter resulting from improvements in the underlying collateral. During Six Months 2015, the Company recorded a pre-tax net fair value loss on consolidated FG VIE's of $4 million. The primary driver of the loss was on the consolidation of one new FG VIE which was partially offset by net mark-to-market gains due to price appreciation on the FG VIE assets resulting from improvements in the underlying collateral.

During Second Quarter 2014, the Company recorded a pre-tax net fair value gain on consolidated FG VIEs of $25 million. The primary driver of this gain was price appreciation on the Company's FG VIE assets during the quarter resulting from improvements in the underlying collateral, as well as large principal paydowns made on the Company's FG VIEs. During Six Months 2014, the Company recorded a pre-tax net fair value gain of consolidated FG VIEs of $171 million. The primary driver of this gain, $102 million, was a result of the deconsolidation of five VIEs in first quarter 2014. There was an additional gain of $37 million resulting from the Company exercising its option to accelerate two second lien RMBS VIEs. These two VIEs were treated as maturities during the period.

Non-Consolidated VIEs

As of June 30, 2015 and December 31, 2014 the Company had financial guaranty contracts outstanding for approximately 410 and 430 VIEs, respectively, that it did not consolidate. To date, the Company's analyses have indicated that it does not have a controlling financial interest in any other VIEs and, as a result, they are not consolidated in the consolidated financial statements. The Company's exposure provided through its financial guaranties with respect to debt obligations of special purpose entities is included within net par outstanding in Note 3, Outstanding Exposure.

10.    Investments and Cash

Net Investment Income and Realized Gains (Losses)

Net investment income is a function of the yield that the Company earns on invested assets and the size of the portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the invested assets. Accrued investment income was $72 million and $63 million as of June 30, 2015 and December 31, 2014, respectively.

Net Investment Income

	Second Quarter		Six Months
	2015	2014	2015	2014
	(in millions)
Income from fixed-maturity securities managed by third parties	$49	$46	$97	$91
Income from internally managed securities:
Fixed maturities	11	11	21	27
Other invested assets	4	5	14	14
Gross investment income	64	62	132	132
Investment expenses	(2)	(1)	(3)	(2)
Net investment income	$62	$61	$129	$130
Net Realized Investment Gains (Losses)

	Second Quarter		Six Months
	2015	2014	2015	2014
	(in millions)
Gross realized gains on available-for-sale securities	$6	$1	$9	$4
Gross realized gains on other assets in investment portfolio	1	2	2	7
Gross realized losses on available-for-sale securities	(1)	0	(2)	(1)
Gross realized losses on other assets in investment portfolio	0	0	(1)	0
Other-than-temporary impairment	(10)	(11)	(12)	(15)
Net realized investment gains (losses)	$(4)	$(8)	$(4)	$(5)

The following table presents the roll-forward of the credit losses of fixed-maturity securities for which the Company has recognized an other-than-temporary-impairment and where the portion of the fair value adjustment related to other factors was recognized in other comprehensive income ("OCI").

Roll Forward of Credit Losses in the Investment Portfolio

	Second Quarter		Six Months
	2015	2014	2015	2014
	(in millions)
Balance, beginning of period	$95	$38	$104	$34
Reductions for securities sold during the period	(7)	—	(17)	—
Additions for credit losses on securities for which an other-than-temporary-impairment was not previously recognized	0	9	0	9
Additions for credit losses on securities for which an other-than-temporary-impairment was previously recognized	5	2	6	6
Other	—	1	—	1
Balance, end of period	$93	$50	$93	$50

Investment Portfolio

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of June 30, 2015

Investment Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI (2) Gain (Loss) on Securities with Other-Than-Temporary Impairment	Weighted Average Credit Rating(3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	66%	$4,035	$200	$(12)	$4,223	$1	AA
U.S. government and agencies	1	61	5	0	66	—	AA+
Corporate securities	9	563	12	(5)	570	(3)	A-
Mortgage-backed securities(4):
RMBS	9	541	16	(17)	540	(3)	BBB-
CMBS	3	214	6	0	220	—	AAA
Asset-backed securities	3	159	2	—	161	0	BBB+
Foreign government securities	3	197	3	(2)	198	1	AA+
Total fixed-maturity securities	94	5,770	244	(36)	5,978	(4)	AA-
Short-term investments	6	364	0	0	364	—	AAA
Total investment portfolio	100%	$6,134	$244	$(36)	$6,342	$(4)	AA-

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2014

Investment Category	Percent of Total(1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Gain (Loss) on Securities with Other-Than-Temporary Impairment	Weighted Average Credit Rating(3)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	63%	$3,928	$261	$0	$4,189	$1	AA
U.S. government and agencies	1	64	5	0	69	—	AA+
Corporate securities	10	632	15	(4)	643	(2)	A-
Mortgage-backed securities(4):
RMBS	10	656	24	(19)	661	(3)	BIG
CMBS	4	258	8	0	266	—	AAA
Asset-backed securities	3	191	2	0	193	1	A
Foreign government securities	3	191	3	(3)	191	—	AA+
Total fixed-maturity securities	94	5,920	318	(26)	6,212	(3)	AA-
Short-term investments	6	377	0	0	377	—	AAA
Total investment portfolio	100%	$6,297	$318	$(26)	$6,589	$(3)	AA-
____________________

(1)	Based on amortized cost.

(2)	Accumulated OCI ("AOCI"). See also Note 16, Other Comprehensive Income.

(3)
Ratings in the tables above represent the lower of the Moody's and S&P classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company's portfolio consists primarily of high-quality, liquid instruments.

(4)	Government-agency obligations were approximately 31% of mortgage backed securities as of June 30, 2015 and 24% as of December 31, 2014 based on fair value.

The Company’s investment portfolio in tax-exempt and taxable municipal securities includes issuances by a wide number of municipal authorities across the U.S. and its territories. Securities rated lower than A-/A3 by S&P or Moody’s are not eligible to be purchased for the Company’s portfolio unless acquired for loss mitigation or risk management strategies.

The majority of the investment portfolio is managed by four outside managers. The Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector.

The following tables summarize, for all securities in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of June 30, 2015

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$584	$(12)	$3	$0	$587	$(12)
U.S. government and agencies	3	0	12	0	15	0
Corporate securities	101	(2)	86	(3)	187	(5)
Mortgage-backed securities:
RMBS	123	(3)	63	(14)	186	(17)
CMBS	16	0	—	—	16	0
Asset-backed securities	—	—	—	—	—	—
Foreign government securities	90	(2)	—	—	90	(2)
Total	$917	$(19)	$164	$(17)	$1,081	$(36)
Number of securities (1)		227		15		240
Number of securities with other-than-temporary impairment		3		4		7

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2014

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$61	$0	$7	$0	$68	$0
U.S. government and agencies	2	0	12	0	14	0
Corporate securities	151	(3)	48	(1)	199	(4)
Mortgage-backed securities:
RMBS	172	(3)	85	(16)	257	(19)
CMBS	22	0	—	—	22	0
Asset-backed securities	24	0	—	—	24	0
Foreign government securities	108	(3)	—	—	108	(3)
Total	$540	$(9)	$152	$(17)	$692	$(26)
Number of securities		79		34		113
Number of securities with other-than-temporary impairment		3		5		8
___________________

(1)
The number of securities does not add across because lots of the same securities have been purchased at different times and appear in both categories above (i.e. Less than 12 months and 12 months or more). If a security appears in both categories, it is counted only once in the total column.

Of the securities in an unrealized loss position for 12 months or more as of June 30, 2015, two securities had unrealized losses greater than 10% of book value. The total unrealized loss for these securities as of June 30, 2015 was $12 million. The Company has determined that the unrealized losses recorded as of June 30, 2015 are yield related and not the result of other-than-temporary-impairment.

The amortized cost and estimated fair value of available-for-sale fixed-maturity securities by contractual maturity as of June 30, 2015 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed-Maturity Securities
by Contractual Maturity
As of June 30, 2015

	Amortized Cost	Estimated Fair Value

Due within one year	$103	$104
Due after one year through five years	1,007	1,033
Due after five years through 10 years	1,332	1,397
Due after 10 years	2,573	2,684
Mortgage-backed securities:
RMBS	541	540
CMBS	214	220
Total	$5,770	$5,978

The investment portfolio and miscellaneous other assets/liabilities contain securities and cash that are either held in trust for the benefit of third party reinsurers in accordance with statutory requirements, placed on deposit to fulfill state licensing requirements, or otherwise restricted in the amount of $33 million and $50 million as of June 30, 2015 and December 31, 2014, respectively, based on fair value. In addition, the total collateral required to be funded into a reinsurance trust account by AGM for the benefit of AGE as of June 30, 2015 and December 31, 2014 was approximately $240 million and $238 million, respectively.

No material investments of the Company were non-income producing for Six Months 2015 and Six Months 2014, respectively.

Internally Managed Portfolio

The investment portfolio tables shown above include both assets managed externally and internally. In the table below, more detailed information is provided for the component of the total investment portfolio that is internally managed (excluding short-term investments). The internally managed portfolio, as defined below, represents approximately 9% and 11% of the investment portfolio, on a fair value basis as of June 30, 2015 and December 31, 2014, respectively. The internally managed portfolio consists primarily of the Company's investments in securities for (i) loss mitigation purposes, (ii) other risk management purposes and (iii) where the Company believes a particular security presents an attractive investment opportunity.

One of the Company's strategies for mitigating losses has been to purchase securities it has insured that have expected losses, at discounted prices (assets purchased for loss mitigation purposes). In addition, the Company holds other invested assets that were obtained or purchased as part of negotiated settlements with insured counterparties or under the terms of our financial guaranties (other risk management assets).

Internally Managed Portfolio
Carrying Value

	As of June 30, 2015	As of December 31, 2014
	(in millions)
Assets purchased for loss mitigation and other risk management purposes:
Fixed-maturity securities, at fair value	$503	$634
Other invested assets	19	28
Other	74	79
Total	$596	$741

11.    Insurance Company Regulatory Requirements

Contingency Reserves

On July 15, 2013, AGM and its wholly-owned subsidiary AGE (together, the "AGM Group"), were notified that the New York State Department of Financial Services ("NYDFS") does not object to the AGM Group reassuming contingency reserves in the amount of approximately $250 million, that they had ceded to Assured Guaranty Re Ltd. ("AG Re") and electing to cease ceding future contingency reserves to AG Re. The insurance regulators permitted the AGM Group to reassume the contingency reserves in increments over three years. As of June 30, 2015, the AGM Group had reassumed an aggregate of $207 million. On August 28, 2015, the AGM Group received approval from the NYDFS to reassume the final installment of approximately $48 million of contingency reserves from AG Re. The AGM Group expects to complete such reassumption in the third quarter of 2015, subject to the approval of AGE’s Board of Directors with respect to such company’s portion.
With respect to the regular, quarterly contributions to contingency reserves required by New York laws and regulations, such laws and regulations permit the discontinuation of such quarterly contributions to a company’s contingency reserves when such company’s aggregate contingency reserves for a particular line of business (i.e., municipal or non-municipal) exceed the sum of the company’s outstanding principal for each specified category of obligations within the particular line of business multiplied by the specified contingency reserve factor for each such category. In accordance with such laws and regulations, and with the approval of the NYDFS, AGM ceased making quarterly contributions to its contingency reserves for non-municipal business, in each case beginning in the fourth quarter of 2014. Such cessations are expected to continue for as long as AGM satisfy the foregoing condition for its applicable line of business.

Dividend Restrictions and Capital Requirements

Under New York insurance law, AGM may only pay dividends out of "earned surplus", which is the portion of a company's surplus that represents the net earnings, gains or profits (after deduction of all losses) that have not been distributed to shareholders as dividends or transferred to stated capital or capital surplus, or applied to other purposes permitted by law, but does not include unrealized appreciation of assets. AGM may pay dividends without the prior approval of the New York Superintendent of Financial Services ("New York Superintendent") that, together with all dividends declared or distributed by it during the preceding 12 months, does not exceed the lesser of 10% of its policyholders' surplus (as of the last annual or quarterly statement filed with the New York Superintendent) or 100% of its adjusted net investment income during that period. The maximum amount available during 2015 for AGM to distribute as dividends without regulatory approval is estimated to be approximately $218 million, of which approximately $57 million is estimated to be available for distribution in the third quarter of 2015.

MAC is a New York domiciled insurance company subject to the same dividend limitations described above for AGM. The Company does not currently anticipate that MAC will distribute any dividends.

U.K. company law prohibits AGE from declaring a dividend to its shareholder unless it has “profits available for distribution.” The determination of whether a company has profits available for distribution is based on its accumulated realized profits less its accumulated realized losses. While the U.K. insurance regulatory laws impose no statutory restrictions on a general insurer's ability to declare a dividend, the Prudential Regulation Authority's capital requirements may in practice act as a restriction on dividends. The Company does not expect AGE to distribute any dividends at this time.

Dividends and Surplus Notes
By Insurance Company

	Second Quarter		Six Months
	2015	2014	2015	2014
	(in millions)
Dividends paid by AGM to AGMH	$40	$45	$106	$45
Repayment of surplus note by AGM to AGMH	—	—	25	25

12.    Income Taxes

Overview

The Company files its US federal tax return as a part of the consolidated group for Assured Guaranty US Holdings Inc. (“AGUS”), an indirect parent holding company.  Each member of AGUS consolidated tax group is part of a tax sharing agreement and pays or receives its proportionate share of the consolidated federal tax burden for the group as if each company filed on a separate return basis.

Provision for Income Taxes

The Company's provision for income taxes for interim financial periods is not based on an estimated annual effective rate due, for example, to the variability in fair value of its credit derivatives, which prevents the Company from projecting a reliable estimated annual effective tax rate and pretax income for the full year 2015. A discrete calculation of the provision is calculated for each interim period.

A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below.

Effective Tax Rate Reconciliation

	Second Quarter		Six Months
	2015	2014	2015	2014
	(in millions)
Expected tax provision (benefit) at statutory rate	$60	$62	$104	$152
Tax-exempt interest	(11)	(11)	(21)	(21)
Other	0	2	(1)	2
Total provision (benefit) for income taxes	$49	$53	$82	$133
Effective tax rate	28.6%	29.3%	27.7%	30.3%

The expected tax provision at statutory rates in taxable jurisdictions is calculated as the sum of pretax income in each jurisdiction multiplied by the statutory tax rate of the jurisdiction by which it will be taxed. Pretax income of the Company’s subsidiaries which are not U.S. domiciled but are subject to U.S. tax by election or as controlled foreign corporations, are included at the U.S. statutory tax rate.

Valuation Allowance

The Company came to the conclusion that it is more likely than not that its net deferred tax asset will be fully realized after weighing all positive and negative evidence available as required under GAAP. The positive evidence that was considered included the cumulative GAAP income of the Company, cumulative operating income of Assured Guaranty US Holdings Inc. together with its U.S. subsidiaries over the last three years, and the significant unearned premium income to be included in taxable income. The positive evidence outweighs any negative evidence that exists. As such, the Company believes that no valuation allowance is necessary in connection with this deferred tax asset. The Company will continue to analyze the need for a valuation allowance on a quarterly basis.

Audits

AGUS has open tax years with the U.S. Internal Revenue Service (“IRS”) for 2009 forward and is currently under audit for the 2009 - 2012 tax years. On February 20, 2013 the IRS notified AGUS that the Joint Committee on Taxation completed its review of the 2006 through 2008 tax years and has accepted the results of the IRS examination without exception. The IRS concluded its field work with respect to tax years 2009 for AGMH and subsidiaries while members of the Dexia Holdings Inc. consolidated tax group without adjustment. The Company's U.K. subsidiary, AGE, is not currently under examination and has open tax years of 2012 forward.

Uncertain Tax Positions

The Company's policy is to recognize interest and penalties related to uncertain tax positions in income tax expense and has accrued $0.2 million for Six Months 2015 and $0.5 million for 2014. As of June 30, 2015 and December 31, 2014, the Company has accrued $2.5 million and $2.3 million of interest, respectively.

The total amount of unrecognized tax benefits as of June 30, 2015 and December 31, 2014, that would affect the effective tax rate, if recognized, was $11 million and $11 million, respectively.

13.    Reinsurance and Other Monoline Exposures
The Company assumes exposure on insured obligations (“Assumed Business”) and cedes portions of its exposure on obligations it has insured (“Ceded Business”) in exchange for premiums, net of ceding commissions. The Company has historically entered into ceded reinsurance contracts in order to obtain greater business diversification and reduce the net potential loss from large risks.

Ceded and Assumed Business
The Company has Ceded Business to affiliated and non-affiliated companies to limit its exposure to risk. Under these relationships, the Company cedes a portion of its insured risk in exchange for a premium paid to the reinsurer. The Company remains primarily liable for all risks it directly underwrites and is required to pay all gross claims. It then seeks reimbursement from the reinsurer for its proportionate share of claims. The Company may be exposed to risk for this exposure if it were required to pay the gross claims and not be able to collect ceded claims from an assuming company experiencing financial distress. A number of the financial guaranty insurers to which the Company has ceded par have experienced financial distress and been downgraded by the rating agencies as a result. In addition, state insurance regulators have intervened with respect to some of these insurers. The Company's ceded contracts generally allow the Company to recapture Ceded Business after certain triggering events, such as reinsurer downgrades.
AGM is also party to reinsurance agreements as a reinsurer to its affiliated financial guaranty insurance companies.

The Company has assumed business primarily from its affiliate, AGC.  Under this relationship, the Company assumes a portion of the ceding company’s insured risk in exchange for a premium. The Company may be exposed to risk in this portfolio in that the Company may be required to pay losses without a corresponding premium in circumstances where the ceding company is experiencing financial distress and is unable to pay premiums. The Company's agreement with AGC is generally subject to termination at the option of the ceding company if the Company fails to meet certain financial and regulatory criteria or to maintain a specified minimum financial strength rating.  Upon termination under these conditions, the Company may be required to return to the ceding company unearned premiums and loss reserves calculated on a statutory basis of accounting, attributable to the reinsurance assumed, after which the Company would be released from liability with respect to the Assumed Business.  Upon the occurrence of the conditions set forth above, whether or not an agreement is terminated, the Company may be obligated to increase the level of ceding commission paid. In 2013, MAC assumed a book of U.S. public finance business from AGM and AGC.
In Six Months 2015, the Company entered into a commutation agreement to reassume previously ceded U.S. public finance par. In Six Months 2014, the Company entered into commutation agreements to reassume previously ceded business consisting of approximately $856 million par of almost exclusively U.S. public finance and European (predominantly UK) utility and infrastructure exposures outstanding as of February 28, 2014. For such reassumptions, the Company received the statutory unearned premium outstanding as of the commutation dates plus, in one case, a commutation premium.

The following table presents the components of premiums and losses reported in the consolidated statement of operations and the contribution of the Company's Assumed and Ceded Businesses.

Effect of Reinsurance on Statement of Operations

	Second Quarter		Six Months
	2015	2014	2015	2014
	(in millions)
Premiums Written:
Direct	$22	$15	$33	$46
Assumed	0	—	0	—
Ceded	(7)	(6)	(12)	(37)
Net	$15	$9	$21	$9
Premiums Earned:
Direct	$138	$123	$259	$236
Assumed	9	6	17	13
Ceded	(40)	(36)	(74)	(70)
Net	$107	$93	$202	$179
Loss and LAE:
Direct	$97	$63	$110	$67
Ceded	(43)	(35)	(46)	(35)
Net	$54	$28	$64	$32

Other Monoline Exposures

In addition to assumed and ceded reinsurance arrangements, the Company may also have exposure to some financial guaranty reinsurers (i.e., monolines) in other areas. Second-to-pay insured par outstanding represents transactions the Company has insured that were previously insured by other monolines. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary insurer. Another area of exposure is in the investment portfolio where the Company holds fixed-maturity securities that are wrapped by monolines and whose value may change based on the rating of the monoline. As of June 30, 2015, based on fair value, the Company had fixed-maturity securities in its investment portfolio consisting of $249 million insured by National Public Finance Guarantee Corporation ("NPFGC"), $207 million insured by Ambac Assurance Corporation ("Ambac"), $84 million insured by AGC, and $32 million insured by other guarantors.

Exposure by Reinsurer

	Ratings at		Par Outstanding (1)
	September 2, 2015		As of June 30, 2015
Reinsurer	Moody’s Reinsurer Rating	S&P Reinsurer Rating	Ceded Par Outstanding	Second-to-Pay Insured Par Outstanding	Assumed Par Outstanding
			(dollars in millions)
Affiliated Companies: (2)
AGC	A3	AA	$3,834	$500	$21,090
AG Re	WR(3)	AA	58,194	—	—
Affiliated Companies			62,028	500	21,090
Non-Affiliated Companies:
American Overseas Reinsurance Company Limited (f/k/a Ram Re)	WR	WR	4,945	—	30
Tokio Marine & Nichido Fire Insurance Co., Ltd.	Aa3(4)	AA-(4)	4,771	—	—
Syncora Guarantee Inc.	WR	WR	3,671	595	—
Mitsui Sumitomo Insurance Co. Ltd.	A1	A+(4)	1,937	—	—
ACA Financial Guaranty Corp.	NR(5)	WR	745	1	—
Swiss Reinsurance Co.	Aa3	AA-	25	—	—
NPFGC (6)	A3	AA-	—	3,860	—
Ambac	WR	WR	—	2,537	—
MBIA	(7)	(7)	—	1,714	—
Financial Guaranty Insurance Co.	WR	WR	—	974	—
Ambac Assurance Corp. Segregated Account	NR	NR	—	97	—
CIFG Assurance North America Inc.	WR	WR	—	45	—
Other	Various	Various	—	—	1
Non-Affiliated Companies			16,094	9,823	31
Total			$78,122	$10,323	$21,121
____________________

(1)	Includes par related to insured credit derivatives.

(2)	MAC is rated AA+ (stable outlook) from KBRA and of AA (stable outlook) from S&P. Assumed par outstanding includes $21,061 million assumed by MAC from AGC.

(3)	Represents “Withdrawn Rating.”

(4)	The Company benefits from trust arrangements that satisfy the triple-A credit requirement of S&P and/or Moody’s.

(5)	Represents “Not Rated.”

(6)	NPFGC is also rated AA+ by KBRA.

(7)	MBIA includes subsidiaries MBIA Insurance Corp. rated B by S&P and B2 by Moody's and MBIA U.K. Insurance Ltd. rated B by S&P and Ba2 by Moody’s.

Amounts Due (To) From Reinsurers
As of June 30, 2015

	Assumed Premium	Ceded Premium, net of Commissions	Ceded Expected Loss and LAE
	(in millions)
AGC	$2	$(13)	$25
AG Re	—	(50)	93
American Overseas Reinsurance Company Limited (f/k/a Ram Re)	—	(6)	14
Tokio Marine & Nichido Fire Insurance Co., Ltd.	—	(12)	51
Syncora Guarantee Inc.	—	(27)	8
Mitsui Sumitomo Insurance Co. Ltd.	—	(3)	19
Swiss Reinsurance Co.	—	(2)	—
Total	$2	$(113)	$210

Excess of Loss Reinsurance Facility

AGC, AGM and MAC entered into an aggregate excess of loss reinsurance facility with a number of reinsurers, effective as of January 1, 2014. Currently, the facility covers losses occurring from January 1, 2015 through December 31, 2021, subject to the payment of certain additional premium by AGC, AGM and MAC on or before January 1, 2016.  If AGC, AGM and MAC elect not to pay such additional premium, the facility terminates on January 1, 2016. The facility covers certain U.S. public finance credits insured or reinsured by AGC, AGM and MAC as of September 30, 2013, excluding credits that were rated non-investment grade as of December 31, 2013 by Moody’s or S&P or internally by AGC, AGM or MAC and is subject to certain per credit limits. Among the credits excluded are those associated with the Commonwealth of Puerto Rico and its related authorities and public corporations. The facility attaches when AGC’s, AGM’s and MAC’s net losses (net of AGC’s and AGM's reinsurance (including from affiliates) and net of recoveries) exceed $1.5 billion in the aggregate. The facility covers a portion of the next $500 million of losses, with the reinsurers assuming pro rata in the aggregate $450 million of the $500 million of losses and AGC, AGM and MAC jointly retaining the remaining $50 million of losses. The reinsurers are required to be rated at least AA- or to post collateral sufficient to provide AGM, AGC and MAC with the same reinsurance credit as reinsurers rated AA-. AGM, AGC and MAC are obligated to pay the reinsurers their share of recoveries relating to losses during the coverage period in the covered portfolio. AGC, AGM and MAC paid approximately $19 million of premiums for the term January 1, 2014 through December 31, 2014 and also paid approximately $19 million of premiums for the term January 1, 2015 through December 31, 2015.
14.    Commitments and Contingencies

Legal Proceedings

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but if the matter is material, it is disclosed, including matters discussed below. The Company reviews relevant information with respect to its litigation and regulatory matters on a quarterly, and annual basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

In addition, in the ordinary course of its business, the Company asserts claims in legal proceedings against third parties to recover losses paid in prior periods. For example, as described in the "Recovery Litigation," section of Note 5, Expected Loss to be Paid, AGM has filed claims from time to time against sponsors and underwriters of RMBS securities that it had insured, alleging, among other claims, that such persons had breached R&W in the transaction documents, or failed to cure or repurchase defective loans. The amounts, if any, the Company will recover in proceedings to recover losses are uncertain, and recoveries, or failure to obtain recoveries, in any one or more of these proceedings during any quarter or year could be material to the Company’s results of operations in that particular quarter or year.

Litigation

Proceedings Relating to the Company's Financial Guaranty Business

AGM and AGMH receive subpoenas duces tecum and interrogatories from regulators from time to time.

On September 25, 2013, Wells Fargo Bank, N.A., as trust administrator of the MASTR Adjustable Rate Mortgages Trust 2007-3, filed an interpleader complaint in the U.S. District Court for the Southern District of New York against AGM, among others, relating to the right of AGM to be reimbursed from certain cashflows for principal claims paid in respect of insured certificates. The Company estimates that an adverse outcome to the interpleader proceeding could increase losses on the transaction by approximately $10 - $20 million, net of expected settlement payments and reinsurance in force.

Proceedings Resolved Since December 31, 2014

On November 19, 2012, Lehman Brothers Holdings Inc. (“LBHI”) and Lehman Brothers Special Financing Inc. (“LBSF") commenced an adversary complaint and claim objection in the United States Bankruptcy Court for the Southern District of New York against Credit Protection Trust 283 (“CPT 283”), FSA Administrative Services, LLC, as trustee for CPT 283, and AGM, in connection with CPT 283's termination of a CDS between LBSF and CPT 283. CPT 283 terminated the CDS as a consequence of LBSF failing to make a scheduled payment owed to CPT 283, which termination occurred after LBHI filed for bankruptcy but before LBSF filed for bankruptcy. The CDS provided that CPT 283 was entitled to receive from LBSF a termination payment in that circumstance of approximately $43.8 million (representing the economic equivalent of the future fixed payments CPT 283 would have been entitled to receive from LBSF had the CDS not been terminated), and CPT 283 filed proofs of claim against LBSF and LBHI (as LBSF's credit support provider) for such amount. LBHI and LBSF sought to disallow and expunge (as impermissible and unenforceable penalties) CPT 283's proofs of claim against LBHI and LBSF and recover approximately $67.3 million, which LBHI and LBSF allege was the mark-to-market value of the CDS to LBSF (less unpaid amounts) on the day CPT 283 terminated the CDS, plus interest, attorney's fees, costs and other expenses. On the same day, LBHI and LBSF also commenced an adversary complaint and claim objection against Credit Protection Trust 207 (“CPT 207”), FSA Administrative Services, LLC, as trustee for CPT 207, and AGM, in connection with CPT 207's termination of a CDS between LBSF and CPT 207. Similarly, the CDS provided that CPT 207 was entitled to receive from LBSF a termination payment in that circumstance of $492,555. LBHI and LBSF seek to disallow and expunge CPT 207's proofs of claim against LBHI and LBSF and recover approximately $1.5 million. On January 30, 2015, the parties signed an agreement pursuant to which LBHI and LBSF dismissed their litigation related to CPT 283's and CPT 207's CDS terminations and the parties agreed that CPT 283 and CPT 207 have a total allowed claim in bankruptcy against LBSF and LBHI of $20 million.

Proceedings Related to AGMH’s Former Financial Products Business

The following is a description of legal proceedings involving AGMH’s former Financial Products Business. Although Assured Guaranty did not acquire AGMH’s former Financial Products Business, which included AGMH’s former GIC business, medium term notes business and portions of the leveraged lease businesses, certain legal proceedings relating to those businesses are against entities that Assured Guaranty did acquire. While Dexia SA and Dexia Crédit Local S.A., jointly and severally, have agreed to indemnify Assured Guaranty against liability arising out of the proceedings described below, such indemnification might not be sufficient to fully hold the Company harmless against any injunctive relief or civil or criminal sanction that is imposed against the Company.

Governmental Investigations into Former Financial Products Business

AGMH and/or AGM have received subpoenas duces tecum and interrogatories or civil investigative demands from the Attorneys General of the States of Connecticut, Florida, Illinois, Massachusetts, Missouri, New York, Texas and West Virginia relating to their investigations of alleged bid rigging of municipal GICs. AGMH has been responding to such requests. AGMH may receive additional inquiries from these or other regulators and expects to provide additional information to such regulators regarding their inquiries in the future. In addition, AGMH received a subpoena from the Antitrust Division of the Department of Justice in November 2006 issued in connection with an ongoing criminal investigation of bid rigging of awards of municipal GICs and other municipal derivatives. Pursuant to that subpoena, AGMH has furnished to the Department of Justice records and other information with respect to AGMH’s municipal GIC business. The ultimate loss that may arise from these investigations remains uncertain.

Lawsuits Relating to Former Financial Products Business

During 2008, nine putative class action lawsuits were filed in federal court alleging federal antitrust violations in the municipal derivatives industry, seeking damages and alleging, among other things, a conspiracy to fix the pricing of, and manipulate bids for, municipal derivatives, including GICs. These cases have been coordinated and consolidated for pretrial proceedings in the U.S. District Court for the Southern District of New York as MDL 1950, In re Municipal Derivatives Antitrust Litigation, Case No. 1:08-cv-2516 (“MDL 1950”). Five of these cases named both AGMH and AGM: (a) Hinds County, Mississippi v. Wachovia Bank, N.A.; (b) Fairfax County, Virginia v. Wachovia Bank, N.A.; (c) Central Bucks School District, Pennsylvania v. Wachovia Bank, N.A.; (d) Mayor and City Council of Baltimore, Maryland v. Wachovia Bank, N.A.; and (e) Washington County, Tennessee v. Wachovia Bank, N.A. In April 2009, the MDL 1950 court granted the defendants’ motion to dismiss on the federal claims, but granted leave for the plaintiffs to file an amended complaint. The Corrected Third Consolidated Amended Class Action Complaint, filed on October 9, 2013, lists neither AGM nor AGMH as a named defendant or a co-conspirator. The complaint generally seeks unspecified monetary damages, interest, attorneys’ fees and other costs. The other four cases named AGMH (but not AGM) and also alleged that the defendants violated California state antitrust law and common law by engaging in illegal bid-rigging and market allocation, thereby depriving the cities or municipalities of competition in the awarding of GICs and ultimately resulting in the cities paying higher fees for these products: (f) City of Oakland, California v. AIG Financial Products Corp.; (g) County of Alameda, California v. AIG Financial Products Corp.; (h) City of Fresno, California v. AIG Financial Products Corp.; and (i) Fresno County Financing Authority v. AIG Financial Products Corp. When the four plaintiffs filed a consolidated complaint in September 2009, the plaintiffs did not name AGMH as a defendant. However, the complaint does describe some of AGMH’s and AGM’s activities. The consolidated complaint generally seeks unspecified monetary damages, interest, attorneys’ fees and other costs. In April 2010, the MDL 1950 court granted in part and denied in part the named defendants’ motions to dismiss this consolidated complaint. The Company cannot reasonably estimate the possible loss, if any, or range of loss that may arise from these lawsuits.

In 2008, AGMH and AGM also were named in five non-class action lawsuits originally filed in the California Superior Courts alleging violations of California law related to the municipal derivatives industry: (a) City of Los Angeles, California v. Bank of America, N.A.; (b) City of Stockton, California v. Bank of America, N.A.; (c) County of San Diego, California v. Bank of America, N.A.; (d) County of San Mateo, California v. Bank of America, N.A.; and (e) County of Contra Costa, California v. Bank of America, N.A. Amended complaints in these actions were filed in September 2009, adding a federal antitrust claim and naming AGM (but not AGMH) and AGUS, among other defendants. These cases have been transferred to the Southern District of New York and consolidated with MDL 1950 for pretrial proceedings. In late 2009, AGM and AGUS, among other defendants, were named in six additional non-class action cases filed in federal court, which also have been coordinated and consolidated for pretrial proceedings with MDL 1950; one has since been voluntarily dismissed with prejudice, leaving five: (f) City of Riverside, California v. Bank of America, N.A.; (g) Los Angeles World Airports v. Bank of America, N.A.; (h) Redevelopment Agency of the City of Stockton v. Bank of America, N.A.; (i) Sacramento Suburban Water District v. Bank of America, N.A.; and (j) County of Tulare, California v. Bank of America, N.A. The MDL 1950 court denied AGM and AGUS’s motions to dismiss these ten complaints in April 2010. Amended complaints were filed in May 2010. The complaints in these lawsuits generally seek or sought unspecified monetary damages, interest, attorneys’ fees, costs and other expenses. The Company cannot reasonably estimate the possible loss, if any, or range of loss that may arise from the remaining lawsuits.

In May 2010, AGM and AGUS, among other defendants, were named in five additional non-class action cases filed in federal court in California: (a) City of Richmond, California v. Bank of America, N.A. (filed on May 18, 2010, N.D. California); (b) City of Redwood City, California v. Bank of America, N.A. (filed on May 18, 2010, N.D. California); (c) Redevelopment Agency of the City and County of San Francisco, California v. Bank of America, N.A. (filed on May 21, 2010, N.D. California); (d) East Bay Municipal Utility District, California v. Bank of America, N.A. (filed on May 18, 2010, N.D. California); and (e) City of San Jose and the San Jose Redevelopment Agency, California v. Bank of America, N.A (filed on May 18, 2010, N.D. California). These cases have also been transferred to the Southern District of New York and consolidated with MDL 1950 for pretrial proceedings. In September 2010, AGM and AGUS, among other defendants, were named in a sixth additional non-class action filed in federal court in New York, but which alleges violation of New York’s Donnelly Act in addition to federal antitrust law: Active Retirement Community, Inc. d/b/a Jefferson’s Ferry v. Bank of America, N.A. (filed on September 21, 2010, E.D. New York), which has also been transferred to the Southern District of New York and consolidated with MDL 1950 for pretrial proceedings. In December 2010, AGM and AGUS, among other defendants, were named in a seventh additional non-class action filed in federal court in the Central District of California, Los Angeles Unified School District v. Bank of America, N.A., and in an eighth additional non-class action filed in federal court in the Southern District of New York, Kendal on Hudson, Inc. v. Bank of America, N.A. These cases also have been consolidated with MDL 1950 for pretrial proceedings. The complaints in these lawsuits generally seek unspecified monetary damages, interest, attorneys’ fees, costs and other expenses. The Company cannot reasonably estimate the possible loss, if any, or range of loss that may arise from these lawsuits.

In January 2011, AGM and AGUS, among other defendants, were named in an additional non-class action case filed in federal court in New York, which alleges violation of New York’s Donnelly Act in addition to federal antitrust law: Peconic Landing at Southold, Inc. v. Bank of America, N.A. This case has been consolidated with MDL 1950 for pretrial proceedings. The complaint in this lawsuit generally seeks unspecified monetary damages, interest, attorneys’ fees, costs and other expenses. The Company cannot reasonably estimate the possible loss, if any, or range of loss that may arise from this lawsuit.

In September 2009, the Attorney General of the State of West Virginia filed a lawsuit (Circuit Ct. Mason County, W. Va.) against Bank of America, N.A. alleging West Virginia state antitrust violations in the municipal derivatives industry, seeking damages and alleging, among other things, a conspiracy to fix the pricing of, and manipulate bids for, municipal derivatives, including GICs. An amended complaint in this action was filed in June 2010, adding a federal antitrust claim and naming AGM (but not AGMH) and AGUS, among other defendants. This case has been removed to federal court as well as transferred to the S.D.N.Y. and consolidated with MDL 1950 for pretrial proceedings. AGM and AGUS answered West Virginia's Second Amended Complaint on November 11, 2013. The complaint in this lawsuit generally seeks civil penalties, unspecified monetary damages, interest, attorneys’ fees, costs and other expenses. The Company cannot reasonably estimate the possible loss, if any, or range of loss that may arise from this lawsuit.

15.    Notes Payable and Credit Facilities

Notes Payable

Notes Payable represents debt issued by VIEs consolidated by AGM to one of the Financial Products Companies that were transferred to Dexia Holdings prior to the acquisition of AGMH. The funds borrowed were used to finance the purchase of the underlying obligations of AGM-insured obligations which had breached triggers allowing AGM to exercise its right to accelerate payment of a claim in order to mitigate loss. The assets purchased are classified as assets acquired in refinancing transactions and recorded in “other invested assets.” The terms of the notes payable match the terms of the assets acquired in refinancing transactions.

The principal and carrying values of the Company's notes payable are presented in the table below.

Principal and Carrying Amounts of Notes Payable

	As of June 30, 2015		As of December 31, 2014
	Principal	Carrying Value	Principal	Carrying Value
	(in millions)
Notes Payable	$14	$16	$16	$19

Recourse Credit Facilities

2009 Strip Coverage Facility

In connection with the acquisition of AGMH and its subsidiaries from Dexia Holdings Inc., AGM agreed to retain the risks relating to the debt and strip policy portions of the leveraged lease business. The liquidity risk to AGM related to the strip policy portion of the leveraged lease business is mitigated by the strip coverage facility described below.

In a leveraged lease transaction, a tax-exempt entity (such as a transit agency) transfers tax benefits to a tax-paying entity by transferring ownership of a depreciable asset, such as subway cars. The tax-exempt entity then leases the asset back from its new owner.

If the lease is terminated early, the tax-exempt entity must make an early termination payment to the lessor. A portion of this early termination payment is funded from monies that were pre-funded and invested at the closing of the leveraged lease transaction (along with earnings on those invested funds). The tax-exempt entity is obligated to pay the remaining, unfunded portion of this early termination payment (known as “strip coverage”) from its own sources. AGM issued financial guaranty insurance policies (known as “strip policies”) that guaranteed the payment of these unfunded strip coverage amounts to the lessor, in the event that a tax-exempt entity defaulted on its obligation to pay this portion of its early termination payment. AGM can then seek reimbursement of its strip policy payments from the tax-exempt entity, and can also sell the transferred depreciable asset and reimburse itself from the sale proceeds.

Currently, all the leveraged lease transactions in which AGM acts as strip coverage provider are breaching a rating trigger related to AGM and are subject to early termination. However, early termination of a lease does not result in a draw on the AGM policy if the tax-exempt entity makes the required termination payment. If all the leases were to terminate early and the tax-exempt entities do not make the required early termination payments, then AGM would be exposed to possible liquidity claims on gross exposure of approximately $1.2 billion as of June 30, 2015. To date, none of the leveraged lease transactions that involve AGM has experienced an early termination due to a lease default and a claim on the AGM policy. It is difficult to determine the probability that AGM will have to pay strip provider claims or the likely aggregate amount of such claims. At June 30, 2015, approximately $1.4 billion of cumulative strip par exposure had been terminated since 2008 on a consensual basis. The consensual terminations have resulted in no claims on AGM.

On July 1, 2009, AGM and Dexia Crédit Local S.A., acting through its New York Branch (“Dexia Crédit Local (NY)”), entered into a credit facility (the “Strip Coverage Facility”). Under the Strip Coverage Facility, Dexia Crédit Local (NY) agreed to make loans to AGM to finance all draws made by lessors on AGM strip policies that were outstanding as of November 13, 2008, up to the commitment amount. The commitment amount of the Strip Coverage Facility was $1 billion at closing of the Company's acquisition of AGMH. AGM has reduced the maximum commitment amount from time to time, after taking into account its experience with its exposure to leveraged lease transactions. Most recently, as of June 30, 2014, AGM reduced the maximum commitment amount to $495 million and agreed with Dexia Crédit Local (NY) that the commitment amount would no longer amortize on a scheduled monthly basis.

Fundings under this facility are subject to certain conditions precedent, and their repayment is collateralized by a security interest that AGM granted to Dexia Crédit Local (NY) in amounts that AGM recovers—from the tax-exempt entity, or from asset sale proceeds—following its payment of strip policy claims. On June 30, 2014, AGM and Dexia Crédit Local (NY) agreed to shorten the duration of the facility. Accordingly, the Strip Coverage Facility will terminate upon the earliest to occur of an AGM change of control, the reduction of the commitment amount to $0 in accordance with the terms of the facility, and June 30, 2024 (rather than the original maturity date of January 31, 2042).

The Strip Coverage Facility’s financial covenants require that AGM and its subsidiaries maintain:

•	a maximum debt-to-capital ratio of 30%; and

•
a minimum net worth of 75% of consolidated net worth as of July 1, 2009, plus, beginning June 30, 2015 and on each anniversary of such date, an amount equal to the product of (i) 25% of the aggregate consolidated net income (or loss) for the period beginning July 2, 2009 and ending on June 30, 2014 and (ii) a fraction, the numerator of which is the commitment amount as of the relevant calculation date and the denominator of which is $1 billion.

The Company was in compliance with all financial covenants as of June 30, 2015.

The Strip Coverage Facility contains restrictions on AGM, including, among other things, in respect of its ability to incur debt, permit liens, pay dividends or make distributions, dissolve or become party to a merger or consolidation. Most of these restrictions are subject to exceptions. The Strip Coverage Facility has customary events of default, including (subject to certain materiality thresholds and grace periods) payment default, bankruptcy or insolvency proceedings and cross-default to other debt agreements.

As of June 30, 2015, no amounts were outstanding under this facility, nor have there been any borrowings during the life of this facility.

AGM CPS Securities

In June 2003, $200 million of “AGM CPS”, money market preferred trust securities, were issued by trusts created for the primary purpose of issuing the AGM CPS, investing the proceeds in high-quality commercial paper and selling put options to AGM, allowing AGM to issue the trusts non-cumulative redeemable perpetual preferred stock (the “AGM Preferred Stock”) of AGM in exchange for cash. There are four trusts, each with an initial aggregate face amount of $50 million. These trusts hold auctions every 28 days, at which time investors submit bid orders to purchase AGM CPS. If AGM were to exercise a put option, the applicable trust would transfer the portion of the proceeds attributable to principal received upon maturity of its assets, net of expenses, to AGM in exchange for AGM Preferred Stock. AGM pays a floating put premium to the trusts, which represents the difference between the commercial paper yield and the winning auction rate (plus all fees and expenses of the trust). If an auction does not attract sufficient clearing bids, however, the auction rate is subject to a maximum rate of one-month LIBOR plus 200 basis points for the next succeeding distribution period. Beginning in August 2007, the AGM CPS required the maximum rate for each of the relevant trusts. AGM continues to have the ability to exercise its put option and cause the related trusts to purchase AGM Preferred Stock. The trusts provide AGM access to new capital at its sole discretion through the exercise of the put options. As of June 30, 2015 the put option had not been exercised. The Company does not consider itself to be the primary beneficiary of the trusts. See Note 7, Fair Value Measurement, –Other Assets–Committed Capital Securities, for a fair value measurement discussion.

16.    Other Comprehensive Income

The following tables present the changes in each component of accumulated other comprehensive income and the effect of significant reclassifications out of AOCI on the respective line items in net income.

Changes in Accumulated Other Comprehensive Income by Component
Second Quarter 2015

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, March 31, 2015	$180	$0	$180
Other comprehensive income (loss) attributable to AGM before reclassifications	(59)	(7)	(66)
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(1)	5	4
Tax (provision) benefit	0	(1)	(1)
Total amount reclassified from AOCI, net of tax	(1)	4	3
Net current period other comprehensive income (loss) attributable to AGM	(60)	(3)	(63)
Balance, June 30, 2015	$120	$(3)	$117

Changes in Accumulated Other Comprehensive Income by Component
Second Quarter 2014

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, March 31, 2014	$148	$(12)	$136
Other comprehensive income (loss) attributable to AGM before reclassifications	35	(15)	20
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(1)	11	10
Tax (provision) benefit	0	(4)	(4)
Total amount reclassified from AOCI, net of tax	(1)	7	6
Net current period other comprehensive income (loss) attributable to AGM	34	(8)	26
Balance, June 30, 2014	$182	$(20)	$162

Changes in Accumulated Other Comprehensive Income by Component
Six Months 2015

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2014	$186	$(2)	$184
Other comprehensive income (loss) attributable to AGM before reclassifications	(65)	(5)	(70)
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(2)	6	4
Tax (provision) benefit	1	(2)	(1)
Total amount reclassified from AOCI, net of tax	(1)	4	3
Net current period other comprehensive income (loss) attributable to AGM	(66)	(1)	(67)
Balance, June 30, 2015	$120	$(3)	$117

Changes in Accumulated Other Comprehensive Income by Component
Six Months 2014

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2013	$105	$(19)	$86
Other comprehensive income (loss) attributable to AGM before reclassifications	80	(11)	69
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(4)	15	11
Tax (provision) benefit	1	(5)	(4)
Total amount reclassified from AOCI, net of tax	(3)	10	7
Net current period other comprehensive income (loss) attributable to AGM	77	(1)	76
Balance, June 30, 2014	$182	$(20)	$162

17.	Subsequent Events

Subsequent events have been considered through September 8, 2015, the date on which these financial statements were issued.